As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Salix Pharmaceuticals, Ltd.

See Table of Additional Registrants below

(Exact name of Registrant as specified in its Charter)

Delaware	2834	94-3267443
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Bertrand, Jr.

Senior Vice President and General Counsel

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 662-6000

Attn: Kerry Shannon Burke

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6.00% Senior Notes due 2021	$750,000,000	100%	$750,000,000(1)	$ 96,600(2)
Guarantees of 6.00% Senior Notes due 2021	N/A	N/A	N/A	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the rules and regulations under the Securities Act of 1933, as amended.
(2)	Calculated based upon the book value of the securities to be received by Salix Pharmaceuticals, Ltd. in the exchange in accordance with Rule 457(f)(2).
(3)	In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the securities being registered.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL GUARANTOR REGISTRANTS*

Exact Name of Additional Registrant as Specified in its Charter	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Salix Pharmaceuticals, Inc.	California	2834	77-0234925
Oceana Therapeutics, Inc.	Delaware	2834	52-2084574
Santarus, Inc.	Delaware	2834	33-0734433

*	Each guarantor has the same principal executive office and agent for service as Salix Pharmaceuticals, Ltd.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2014

PROSPECTUS

Salix Pharmaceuticals, Ltd.

Offer to Exchange $750,000,000 of 6.00% Senior Notes due 2021

We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, 6.00% Senior Notes due 2021 that we will register under the Securities Act of 1933, as amended (the “Securities Act”), for all of our outstanding unregistered 6.00% Senior Notes due 2021. We refer to the registered notes as the “new notes” and all outstanding unregistered 6.00% Senior Notes due 2021 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.” Unless the context otherwise requires, when we refer to the old notes, we also refer to the guarantees associated with the old notes, and when we refer to the new notes, we also refer to the guarantees associated with the new notes.

We are offering the new notes to satisfy our obligations under the registration rights agreement that we and the note guarantors (described below) entered into with the representative of the initial purchasers of the old notes in connection with the private placement of the old notes. In the exchange offer, we will exchange an equal principal amount of new notes that are freely tradable for all old notes that are validly tendered and not validly withdrawn. The exchange offer expires at 12:01 a.m., Eastern time, on             , 2014, unless extended. You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer. We will accept for exchange old notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

The exchange offer is subject to the conditions discussed under “The Exchange Offer–Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Tax Considerations.” We will not receive any proceeds from the exchange offer.

The old notes are, and the new notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future subsidiaries that is or will become an obligor or guarantor in respect of certain other indebtedness, including our $1.2 billion senior secured first lien term loan facility (the “Senior Term Loan B Facility”) and our $150.0 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Senior Term Loan B Facility, the “Senior Credit Facilities”). Currently, Salix Pharmaceuticals, Inc. (“Salix Inc.”), Oceana Therapeutics, Inc. (“OTI”) and Santarus, Inc. (“Santarus”) are guarantors of the notes.

The new notes will be issued under the indenture under which we issued the old notes, and the terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes will not contain transfer restrictions or provisions for registration rights and additional interest.

The new notes will not be listed on any securities exchange. Currently, there is no public market for the old notes. As of the date of this prospectus, $750.0 million in aggregate principal amount of old notes are outstanding.

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The information incorporated herein by reference is available without charge to holders upon written or oral request to: Salix Pharmaceuticals, Ltd., 8510 Colonnade Center Drive Raleigh, North Carolina 27615, Attention: Corporate Secretary, (919) 862-1000. The exchange offer is expected to expire at 12:01 a.m., Eastern time, on             , 2014 and you must make your exchange decision by the expiration date. Any request for documents should be made by             , 2014, which is five business days before the expiration of the exchange offer, to ensure timely delivery of the documents.

Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities must agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such new notes and provide us with a signed acknowledgement of this obligation. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”) (File No. 000-23265) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public through the SEC’s website at www.sec.gov. You may read and copy any document we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 17, 2014, February 3, 2014, February 6, 2014, February 7, 2014, February 14, 2014, February 24, 2014, February 27, 2014 (only with respect to the information filed under Item 8.01), March 11, 2014 (filed as Amendment No. 1 to our Current Report on Form 8-K filed with the SEC on December 27, 2013), April 24, 2014, April 29, 2014, May 5, 2014, May 8, 2014 (only with respect to the information filed under Item 8.01), and May 30, 2014.

We also hereby incorporate by reference into this prospectus any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the filing of the registration statement to which this prospectus relates and prior to the effectiveness of such registration statement, and all such future filings that we make with the SEC prior to the completion or termination of the exchange offer to which this prospectus relates.

You may request a copy of these filings at no cost by writing or telephoning us at the address and telephone number below. Please direct requests for documents incorporated by reference to:

Salix Pharmaceuticals, Ltd.

Attention: Corporate Secretary

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. The exchange offer is expected to expire at 12:01 a.m., Eastern time, on             , 2014 and you must make your exchange decision by the expiration date. Any request for documents should be made by             , 2014, which is five business days before the expiration of the exchange offer, to ensure timely delivery of the documents.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements are generally accompanied by words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or similar expressions that convey uncertainty as to future events or outcomes. Forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material depending upon the circumstances. Where we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. We cannot assure you, however, that the stated expectation or belief will occur or be achieved or accomplished. Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

•	our dependence on our pharmaceutical products, particularly Xifaxan® (rifaximin) tablets 550 mg, and the uncertainty of market acceptance of our products;

•	our level of indebtedness could require us to devote a substantial portion of our cash flow to debt service, reducing funds available for other purposes or otherwise constraining our financial flexibility;

•	our status as a holding company, which makes us reliant on our subsidiaries to meet our obligations;

•	restrictive covenants in our debt agreements could limit our operational and financial flexibility;

•	our ability to realize the full extent of the anticipated benefits of our acquisition of Santarus, including achieving operational cost savings and synergies, in light of potential delays we may encounter in the integration process and additional unforeseen expenses;

•	intense competition, including from generics, in an increasingly global market;

•	the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties;

•	the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products;

•	the unpredictability of the duration and results of regulatory review of New Drug Applications (“NDAs”), Biologics License Applications (“BLAs”) and Investigational New Drug Applications;

•	general economic and business conditions;

•	our need to maintain profitability and acquire new products;

•	the uncertainty of obtaining, and our dependence on, third parties to supply and manufacture our products;

•	post-marketing approval regulation, including the ongoing Department of Justice investigation of our marketing practices;

•	revenue recognition and other critical accounting policies; and

•	results of ongoing and any future litigation.

Our forward-looking statements are expressly qualified by these cautionary statements, which you should consider carefully, along with the risks discussed under the heading “Risk Factors” in this prospectus and in other information contained or incorporated by reference in this prospectus, that could cause actual results to differ materially from historical results or anticipated results. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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PROSPECTUS SUMMARY

The following summary may not contain all of the information that may be important to you and should be read in conjunction with the more detailed information, financial statements and related notes appearing elsewhere, or incorporated by reference, in this prospectus. References in this prospectus to “Salix,” the “Company,” “we,” “our,” or “us,” refer to Salix Pharmaceuticals, Ltd. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

Our Company

We are a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal disorders, which are those affecting the digestive tract. Our strategy is to:

•	identify and acquire rights to products that we believe have potential for near-term regulatory approval or are already approved;

•	apply our regulatory, product development, and sales and marketing expertise to commercialize these products; and

•	market our products through our specialty sales and marketing team by primarily focusing on high-prescribing U.S. physicians in the following fields: gastroenterologists, who specialize in gastrointestinal disorders; hepatologists, who specialize in liver disease; colorectal surgeons, who specialize in disorders of the colon and rectum; endocrinologists, who specialize in diagnosing and treating hormone imbalances such as diabetes mellitus; and primary care doctors.

We plan to execute our strategy through the following:

•	marketing our products through our established channels and our network of high-volume specialty and primary care physician-focused sales representatives;

•	utilizing our expertise to progress pipeline products and indications through late-stage development and approval; and

•	making select acquisitions to further diversify our product portfolio and improve profitability.

In connection with the execution of this strategy, we now offer over 20 marketed products. We believe that these product offerings place us in a premier position in gastroenterology and create the opportunity for us to expand our digestive disease expertise into other key specialties.

As of March 31, 2014, our products were:

•	XIFAXAN550® (rifaximin) tablets 550 mg, indicated for the reduction in risk of overt hepatic encephalopathy (“HE”) recurrence in patients 18 years of age and older;

•	XIFAXAN (rifaximin) tablets 200 mg, indicated for the treatment of patients 12 years of age and older with travelers’ diarrhea (“TD”) caused by noninvasive strains of Escherichia coli, or E. coli;

•	APRISO® (mesalamine) extended-release capsules, indicated for the maintenance of remission of ulcerative colitis (“UC”);

•	UCERIS® (budesonide MMX) extended release tablets, indicated for the induction of remission in patients with active, mild to moderate UC;

•	MOVIPREP® (polyethylene glycol-salt 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older;

•	ZEGERID® (omeprazole/sodium bicarbonate) capsules and powder for oral suspension, indicated for the treatment of certain upper gastrointestinal conditions, including active duodenal ulcer, active benign gastric ulcer and gastroesophageal reflux disease (“GERD”);

•	GLUMETZA® (metformin hydrochloride) extended release tablets, indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus;

•	RELISTOR® (methylnaltrexone bromide) subcutaneous injection (“SI”), indicated for the treatment of opioid-induced constipation (“OIC”) in patients with advanced illness who are receiving palliative care, when the response to laxative therapy has not been sufficient;

•	OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) tablets, indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older;

•	SOLESTA®, a biocompatible tissue-bulking agent, indicated for the treatment of fecal incontinence in patients 18 years or older who have failed conservative therapy;

•	DEFLUX®, a biocompatible tissue-bulking agent, indicated for the treatment of vesicoureteral reflux grades II-IV;

•	FULYZAQ® (crofelemer) delayed-release tablets, indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy;

•	GIAZO® (balsalazide disodium) tablets, indicated for the treatment of mildly to moderately active UC in male patients 18 years of age and older;

•	CYCLOSET® (bromocriptine mesylate) tablets, indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus;

•	FENOGLIDE® (fenofibrate) tablets, indicated as an adjunct to diet to reduce elevated low-density lipoprotein-cholesterol, total cholesterol, triglycerides and apolipoprotein B, and to increase high-density lipoprotein-cholesterol in adult patients with primary hyperlipidemia or mixed dyslipidemia. Fenoglide also is indicated as an adjunct to diet for treatment of adult patients with hypertriglyceridemia;

•	METOZOLV® ODT (metoclopramide hydrochloride) 5 mg and 10 mg orally disintegrating tablets, indicated for short-term (4 to 12 weeks) use in adults for treatment of GERD that fails to respond to conventional therapy, and for relief of symptoms of acute and recurrent diabetic gastroparesis;

•	AZASAN® (azathioprine, USP), 75 mg and 100 mg tablets, indicated as an adjunct for the prevention of rejection in renal homotransplantations and to reduce signs and symptoms of severe active rheumatoid arthritis;

•	ANUSOL-HC® (hydrocortisone, USP) 2.5% cream and ANUSOL-HC® (hydrocortisone acetate) 25 mg suppositories, indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses;

•	PROCTOCORT® (hydrocortisone, USP) 1% cream and PROCTOCORT® (hydrocortisone acetate) 30 mg suppositories, indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses;

•	PEPCID® (famotidine) for oral suspension, indicated for the short-term treatment of GERD, active duodenal ulcer, active benign gastric ulcer, erosive esophagitis due to GERD and peptic ulcer disease;

•	DIURIL® (chlorothiazide) oral suspension, indicated for the treatment of hypertension and also as adjunctive therapy in edema associated with congestive heart failure, cirrhosis of the liver, corticosteroid and estrogen therapy, and kidney disease; and

•	COLAZAL® (balsalazide disodium) capsules, indicated for the treatment of mildly to moderately active UC in patients five years of age and older.

Our primary product candidates currently under development and their status are as follows:

Compound	Condition	Status
Rifaximin	Irritable bowel syndrome (“IBS”)	Supplemental New Drug Application (“sNDA”), submitted June 7, 2010; Complete Response Letter (“CRL”), received on March 7, 2011; Food and Drug Administration (“FDA”) meeting held on June 20, 2011; Advisory Committee meeting held on November 16, 2011; currently in Phase 3 retreatment study, with top-line data expected in July 2014

Methylnaltrexone bromide SI	OIC, in patients with chronic non-cancer pain; SI formulation	sNDA accepted for filing; CRL received July 27, 2012; FDA Advisory Committee scheduled to occur June 11-12, 2014

Uceris (budesonide) rectal foam	Ulcerative proctitis	NDA accepted for filing January 2014; Prescription Drug User Fee Act (“PDUFA”) action date of September 15, 2014

Methylnaltrexone bromide oral	OIC in patients with chronic non-cancer pain; oral formulation	Phase 3

Rifaximin delayed release	Crohn’s disease	Phase 3

Rifaximin soluble solid dispersion/next generation	Prevention of complications in compensated liver cirrhosis	Phase 2

Ruconest	Hereditary angioedema	BLA submitted April 2013; PDUFA action date extended to July 16, 2014

Our principal executive offices are located at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615, and our telephone number is (919) 862-1000. Our website is www.salix.com. Information on our website, Twitter feed and Facebook page is not incorporated herein by reference.

Our common stock is listed on the NASDAQ Global Market under the symbol “SLXP.”

The Exchange Offer

On December 27, 2013, we completed a private placement of $750,000,000 in aggregate principal amount of old notes. In connection with that issuance, we and the note guarantors entered into a registration rights agreement with the representative of the initial purchasers of the old notes, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer. The following is a summary of the exchange offer. See “The Exchange Offer” for a full description of the terms of the exchange offer.

Old notes	$750.0 million of our 6.00% Senior Notes due 2021, which were issued on December 27, 2013.

New notes	$750.0 million of our 6.00% Senior Notes due 2021. The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes will not contain transfer restrictions or provisions for registration rights and additional interest.

The exchange offer	We are offering to exchange up to $750.0 million in aggregate principal amount of our new notes, which will be registered under the Securities Act, for a like aggregate principal amount of our old notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the “exchange offer.” You may tender old notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The old notes that we are offering to exchange hereby were issued under an indenture dated as of December 27, 2013, between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated January 2, 2014.

Resale of new notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the new notes issued in exchange for old notes pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not an affiliate, as such term is defined in Rule 405 under the Securities Act, of ours or of any of our subsidiary guarantors;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes; and

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering of old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

If you fail to satisfy the conditions set forth above and so notify us within 90 days following consummation of the exchange offer, then we will promptly deliver to you and the Trustee notice thereof and thereafter file on a single occasion a shelf registration statement. See “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Consequences of failure to exchange old notes	Old notes that are not tendered in the exchange offer or that are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

•	an exemption from the registration requirements of the Securities Act is available to you;

•	we register the resale of old notes under the Securities Act; or

•	the transaction requires neither an exemption from nor registration under the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration date	The exchange offer will expire at 12:01 a.m., Eastern time, on , 2014, unless we decide to extend it.

Conditions to the exchange offer	The registration rights agreement that we and the note guarantors entered into with the representative of the initial purchasers in connection with the issuance of the old notes does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would not be permissible under applicable law or SEC policy. The exchange offer is also conditioned upon the effectiveness of the registration statement to which this prospectus relates and certain other customary conditions, as discussed in “The Exchange Offer–Conditions to the Exchange Offer.”

Procedures for tendering old notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

•	your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal; or

•	your old notes by using the book-entry transfer procedures described in this prospectus and transmitting a properly completed and duly executed letter of transmittal, with any signature guarantees, and any other documents required by the letter of transmittal, or an agent’s message instead of the letter of transmittal. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at the Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For additional information on the use of book-entry transfer procedures, see “The Exchange Offer—Procedures for Tendering Old Notes”.

These actions must be completed before the expiration of the exchange offer.

There is no procedure for guaranteed late delivery of the old notes.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•	you will be acquiring the new notes in the ordinary course of your business;

•	you are not an affiliate, as such term is defined in Rule 405 under the Securities Act, of ours or of any of our subsidiary guarantors;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering of old notes; and

•	if you are a broker-dealer and will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes.

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering Old Notes.”

Special procedures for beneficial holders

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender your old notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal rights	You may withdraw your tender of old notes at any time prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer. Any withdrawn old notes will be credited to the withdrawing holder’s account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the withdrawing holder. We will accept for exchange old notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

Acceptance of old notes and delivery of new notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept old notes that you validly tender in the exchange offer before 12:01 a.m., Eastern time, on the expiration date of the exchange offer. We will return any old note that we do not accept for exchange, without expense, promptly after the expiration date. We will deliver the new notes promptly after the expiration date and acceptance of the old notes for exchange. See “The Exchange Offer—Terms of the Exchange Offer.”

U.S. federal income tax considerations	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Fees, expenses, and transfer taxes	We will pay all charges and expenses, other than transfer taxes and discounts or commissions, if any, of broker-dealers participating in the distribution of new notes, in connection with the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Accounting treatment	We will record the new notes in our accounting records at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of fees and expenses of the offering as stated under “The Exchange Offer—Fees and Expenses.”

Exchange agent	We have appointed U.S. Bank National Association, as exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth below under “The Exchange Offer—Exchange Agent.”

The New Notes

The form and terms of the new notes are the same in all material respects as the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•	specified rights under the registration rights agreement that we and the note guarantors entered into with the representative of the initial purchasers in connection with the issuance of the old notes, including provisions for registration rights and the payment of additional interest in specified circumstances, will be eliminated.

The new notes will evidence the same indebtedness as the old notes for which they will be exchanged and will rank equally with the old notes. The indenture governing the old notes also will also govern the new notes.

The following is a brief summary of the material terms of the new notes. For a more complete description of the terms of the new notes, see “Description of the Notes” below.

Issuer	Salix Pharmaceuticals, Ltd.

Notes	$750.0 million aggregate principal amount of 6.00% Senior Notes due 2021.

The new notes will be issued under an indenture dated as of December 27, 2013, as supplemented by a supplemental indenture dated January 2, 2014, pursuant to which we issued the old notes.

Maturity date	The new notes will mature on January 15, 2021.

Interest payment dates	Interest is payable semi-annually in cash in arrears on January 15 and July 15 of each year, beginning July 15, 2014. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged for new notes will be paid to holders of record of the new notes on the next regular payment date.

Note guarantees	The payment of the principal, premium, if any, and interest on the new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future subsidiaries that is or will become an obligor or guarantor in respect of certain other indebtedness, including the Senior Credit Facilities. Currently, Salix Inc., OTI and Santarus are guarantors of the notes.

Ranking	The new notes and guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including our outstanding 2.75% convertible senior notes due May 15, 2015 (the “2015 Notes”) and 1.50% convertible senior notes due March 15, 2019 (the “2019 Notes,” and together with the 2015 Notes, the “Convertible Senior Notes”);

•	rank senior in right of payment to any of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the new notes or guarantees, as the case may be;

•	be effectively subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness,

including borrowings or guarantees of borrowings under the Senior Credit Facilities, to the extent of the value of the collateral securing such indebtedness; and

•	be effectively subordinated in right of payment to all of the existing and future indebtedness and other liabilities of any of our subsidiaries that are not guarantors of the new notes.

As of March 31, 2014, we and the guarantors had total long-term liabilities of $3.5 billion (excluding discounts), which includes approximately $1.2 billion of secured indebtedness under the Senior Term Loan B Facility. Our non-guarantor subsidiaries had no long-term liabilities as of March 31, 2014.

Optional redemption	We have the option to redeem all or a portion of the new notes at any time on or after January 15, 2017, at the redemption prices set forth in “Description of the Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

We may, on one or more occasions, redeem some or all of the new notes at any time prior to January 15, 2017, at a price equal to 100% of the aggregate principal amount of the new notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the redemption date.

Before January 15, 2017, we may redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of certain equity offerings at a redemption price equal to 106.00% of the aggregate principal amount of the new notes redeemed plus accrued and unpaid interest to the redemption date.

See “Description of the Notes—Optional Redemption.”

Change of control	If we experience a Change of Control Triggering Event (as defined in “Description of the Notes”), we must offer to repurchase all of the new notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Asset sales	We may be required to use the net proceeds of certain Asset Sales (as defined in “Description of the Notes”) to offer to purchase the new notes at an offer price in cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase.

Covenants	The indenture governing the new notes contains restrictive covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	make certain dividends, distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to restrictions on the ability of our restricted subsidiaries to make payments to us;

•	create certain liens;

•	merge, consolidate, or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications. For a more detailed description, see “Description of the Notes—Certain Covenants.”

Covenant suspension	If at any time the new notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default has occurred and is continuing under the indenture, certain of the restrictive covenants and the related events of default will terminate and will not apply to us or our restricted subsidiaries, regardless of whether the new notes cease to be rated or the rating assigned to the new notes otherwise subsequently changes. See “Description of the Notes—Certain Covenants—Changes in Covenants When Notes Are Rated Investment Grade.”

Risk Factors

Prospective investors should carefully consider all of the information set forth or incorporated by reference in this prospectus. Tendering your old notes in the exchange offer involves substantial risk and investors should evaluate the specific factors set forth under “Risk Factors” beginning on page 11 of this prospectus.

RISK FACTORS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those set forth in this prospectus or incorporated by reference herein. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus and in any documents incorporated in this prospectus by reference. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected.

Risks Related to Our Business

Future sales of Xifaxan and our other marketed products might be less than expected.

Following completion of our acquisition of Santarus, we currently market and sell more than 20 primary products. We expect Xifaxan, which was launched in mid-2004 for the treatment of TD and approved and launched in March 2010 for the treatment of HE, to continue to be our most significant source of revenue in the future. If sales of our marketed products decline or if we experience product returns significantly in excess of estimated amounts recorded, particularly with respect to Xifaxan, it would have a material adverse effect on our business, financial condition and results of operations.

The degree of market acceptance of our products among physicians, patients, healthcare payors and the medical community will depend upon a number of factors including:

•	the timing of regulatory approvals and product launches by us or competitors, and including any generic or over-the-counter (“OTC”) competitors;

•	perceptions by physicians and other members of the healthcare community regarding the safety and efficacy of our products;

•	price increases, and the price of our products relative to other drugs or competing treatments;

•	patient and physician demand;

•	adverse side effects or unfavorable publicity concerning our products or other drugs in our class;

•	the results of product development efforts for new indications;

•	the scope and timing of additional marketing approvals and favorable reimbursement programs for expanded uses;

•	the availability of sufficient commercial quantities of the products; and

•	our success in getting other companies to distribute our products outside of the U.S. gastroenterology, hepatology, colorectal surgery and endocrinology markets.

Regulatory approval of our product candidates is time-consuming, expensive and uncertain, and could result in unexpectedly high expenses.

Development of our products is subject to extensive regulation by governmental authorities in the United States and other countries. To market a new drug in the U.S., we must submit to the FDA and obtain FDA approval of an NDA or a BLA. An NDA or BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls, to demonstrate the safety and effectiveness of the applicable product candidate. The FDA’s regulatory review of NDAs and BLAs is becoming increasingly focused on product safety attributes, and even if approved, our product candidates may not be approved for all indications requested and such approval may be subject to limitations on the indicated uses for which the product candidate may be marketed, restricted distribution methods or other limitations. In addition, the FDA’s large workload has led to delays in its review of NDA submissions, which could require us to incur significant unexpected expenses or delay or limit our ability to sell product candidates for which we have not yet received regulatory approval.

Failure can occur at any stage of clinical testing. The clinical study process may fail to demonstrate that our product candidates are safe for humans or effective for their intended uses. Our clinical tests must comply with FDA and other applicable U.S. and foreign regulations, including a requirement that they be conducted in accordance with good clinical practices. We may encounter delays based on our inability to timely enroll enough patients to complete our clinical studies. We may suffer significant setbacks in advanced clinical studies, even after showing promising results in earlier studies. Based on results at any stage of clinical studies, we may decide to discontinue development of a product candidate. In addition, we or the FDA may suspend clinical studies at any time if the patients participating in the studies are exposed to unacceptable health risks or if the FDA finds deficiencies in our applications to conduct the clinical studies or in the conduct of our studies.

Regulatory approval of an NDA or a BLA is difficult, time-consuming and expensive to obtain. The number and types of preclinical studies and clinical trials that will be required for NDA or BLA approval varies depending on the drug, the disease or the condition that the drug is designed to target and the regulations applicable to any particular drug. We could encounter problems that cause us to repeat or perform additional preclinical studies, chemistry, manufacturing and controls studies or clinical studies. Our clinical studies might be delayed or halted, or additional studies might be required, for various reasons, including:

•	the drug is not effective;

•	patients experience severe side effects during treatment;

•	patients do not enroll in the studies at the rate expected;

•	drug supplies are not sufficient to treat the patients in the studies; or

•	we decide to modify the drug during testing.

If regulatory approval of any product is granted, it will be limited to those indications for which the product has been shown to be safe and effective, as demonstrated to the FDA’s satisfaction through clinical studies. In addition, before the FDA approves one of our investigational drugs, the FDA may choose to conduct an inspection of one or more clinical or manufacturing sites. These inspections may be conducted by the FDA both at U.S. sites as well as overseas. Any restrictions on the ability of FDA investigators to travel overseas to conduct such inspections, either because of financial or other reasons including political unrest, disease outbreaks or terrorism, could delay the inspection of overseas sites and consequently delay FDA approval of our investigational drugs.

To market drugs outside the U.S., we and current or future collaborators must comply with numerous and varying regulatory requirements of other countries. Regulatory approval procedures vary among countries and can involve additional product testing and additional administrative review periods, including obtaining reimbursement approval in select markets. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

The FDA may require significant additional clinical testing for our product candidates, and we may not receive regulatory approval for some or all of these product candidates.

In addition to the general development and regulatory risks described above, each of our investigational drugs is subject to additional risks that may cause us to incur significant additional costs and the FDA, or applicable foreign regulator, may ultimately refuse to approve of one or more of our product candidates. If we experience delays or setbacks for any reason, our product development costs will increase and we may decide to abandon a product candidate entirely. If any of our product candidates fail to receive regulatory approval, we will have incurred significant expenses without the possibility of generating revenues, which could have a material adverse effect on our business.

In August 2010, the FDA accepted our NDA for rifaximin for IBS, and gave us an action date of December 7, 2010. In October 2010, the FDA informed us it was extending the action date by three months to provide for a full review and extended our action date to March 7, 2011. We received a CRL on March 7, 2011. The FDA deemed that the Xifaxan 550 mg sNDA was not ready for approval, primarily due to a newly expressed need for retreatment information. We initiated enrollment in a retreatment trial in the first quarter of 2012, but there is no assurance that the FDA will approve rifaximin for IBS in a timely manner, or at all.

On July 27, 2012, the FDA issued a CRL following the FDA’s review of an sNDA for Relistor SI for the treatment of OIC in adult patients with chronic non-cancer pain. The CRL requested additional clinical data. In October 2012, Salix and Progenics Pharmaceuticals, Inc. held an End-of-Review meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products to better understand the contents of the CRL. The Division expressed a concern that there might be a risk associated with the chronic use of mu-opioid antagonists in patients that are taking opioids for chronic pain. In order to understand this potential risk, the Division has communicated that a very large, well-controlled, chronic administration trial will have to be conducted to assess the safety of any mu-opioid antagonist prior to market approval for the treatment of patients with OIC who are taking opioids for chronic non-cancer pain. We have since had additional discussions with the Division and expressed the view that the post-marketing, clinical and preclinical data currently available adequately demonstrate an appropriate and expected safety profile sufficient to permit the approval of the sNDA and have filed a formal appeal to that effect. The FDA initially planned to convene an Advisory Committee on March 10-11, 2014 regarding this sNDA, but postponed the date of the meeting due to scheduling conflicts. The Advisory Committee meeting has been rescheduled for June 11-12, 2014. The FDA intends to seek input from this Advisory Committee prior to answering our formal appeal to the CRL and has stated that it will take action under the appeal within 30 days after receiving input from the Advisory Committee. We remain hopeful that a path forward can lead to the expansion of the use of this new and alternative therapy to treat OIC in patients suffering from chronic pain; however, depending on the results of our discussions with the Division, we believe we might terminate our development program for Relistor SI for the treatment of OIC in chronic non-cancer pain. We are currently evaluating the OIC oral program and currently believe we will continue this program. However, additional information and additional guidance from the FDA could result in the termination of the OIC oral program. There is no assurance the FDA will approve Relistor SI or Relistor Oral for the treatment of OIC in adult patients with chronic non-cancer pain in a timely manner, or at all.

Regulatory approvals, even if granted, might entail ongoing requirements or restrictions on marketing. These requirements or restrictions, or inquiries into our marketing practices, could increase our expenses and limit revenue.

Regulatory approvals might entail ongoing requirements for post-marketing studies or limit how or to whom we can sell our products. Even if we obtain regulatory approvals, labeling and promotional activities are subject to continual scrutiny by the FDA and other federal and state authorities. For example, in 2008, the FDA required us to put a “black box” warning on the OsmoPrep and Visicol labels regarding potential kidney damage that could result from their use, and a “black box” warning for Metozolv regarding tardive dyskensia which could result from its use. We believe these warnings contributed to reduced sales of those products, and they could limit future sales of those products. With regard to OsmoPrep and Visicol, following consultation with the FDA, we also developed a risk evaluation and mitigation strategy, including a medication guide. We have conducted post-marketing clinical trials as part of this strategy. In December 2011, the FDA agreed that a risk evaluation and mitigation strategy was no longer required for OsmoPrep and Visicol.

In addition, we periodically receive inquiries from authorities, including specifically the Office of Prescription Drug Promotion of the FDA, formerly known as the Division of Drug Marketing, Advertising, and Communications, regarding compliance with marketing and other regulations. Responding to inquiries from authorities can be costly and divert the time and attention of our senior management from our business operations and result in increased legal expenses. The laws and regulations regarding off-label promotion and the authorities’ interpretation of them might increase our expenses, impair our ability to effectively market our products, and limit our revenue.

On February 1, 2013, our wholly owned subsidiary Salix Inc. received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding our sales and promotional practices for Xifaxan, Relistor and Apriso. We are in the process of responding to the subpoena and intend to cooperate fully with the subpoena and related government investigation, which has and will continue to increase our legal expenses, and might require management time and attention. Currently, we cannot predict or determine the timing or outcome of this inquiry or its impact on our financial condition or results of operations.

Our intellectual property rights might not afford us with meaningful protection, which could result in substantial costs to us and negatively affect our revenues by impacting our pricing and sales volume as well as royalties and other payments owed to us by third parties.

The intellectual property rights protecting our products might not afford us with meaningful protection from generic and other competition. In addition, because our strategy is to in-license or acquire pharmaceutical products which typically have been discovered and initially researched by others, future products might have limited or no remaining patent protection due to the time elapsed since their discovery. Competitors could also design around any of our intellectual property or otherwise design competitive products that do not infringe our intellectual property.

Any litigation in which we become involved to enforce intellectual property rights could result in substantial cost to us. In addition, claims by others that we infringe their intellectual property could be costly. Our patent or other proprietary rights related to our products might conflict with the current or future intellectual property rights of others. Litigation or patent interference proceedings, either of which could result in substantial cost to us, might be necessary to defend any patents to which we have rights and our other proprietary rights or to determine the scope and validity of other parties’ proprietary rights. The defense of patent and intellectual property claims is both costly and time-consuming, even if the outcome is favorable. Any adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling one or more of our products. We might not be able to obtain a license to any third-party technology that we require to conduct our business, or, if obtainable, that technology might not be available at a reasonable cost.

Upon patent expiration, our drugs could be subject to generic competition, which could negatively affect our pricing and sales volume. This has already happened to Colazal, which had been our largest selling drug prior to 2008. See Part I. Item 1. “Business—Patents and Proprietary Rights” in our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information about the existing patent protection for our products.

We also rely on trade secrets, proprietary know-how and technological advances, which we seek to protect, in part, through confidentiality agreements with collaborative partners, employees and consultants. These agreements might be breached and we might not have adequate remedies for any such breach. In addition, our trade secrets and proprietary know-how might otherwise become known or be independently developed by others.

Intense competition might render our products noncompetitive or obsolete.

Competition in our business is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, regulatory approval for marketing competitive products, including potential generic or OTC products, or superior marketing resources possessed by competitors could adversely affect the commercial potential of our products and could have a material adverse effect on our revenue and results of operations. Generic competition is an increasing risk, as we have experienced with Colazal and Pepcid and with challenges to our bowel-cleansing products’ intellectual property, as noted in Part I. Item 1. “Business—Patents and Proprietary Rights” in our Annual Report on Form 10-K for the year ended December 31, 2013. We believe that there are numerous pharmaceutical and biotechnology companies, including large well-known pharmaceutical companies, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at gastrointestinal diseases and conditions addressed by our current and potential products. In particular, we are aware of products in research or development by competitors that address the diseases being targeted by our products. Developments by others might render our current and potential products obsolete or noncompetitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their products earlier than we can.

Many of our competitors have greater financial, marketing and personnel resources and development capabilities than we do. For example, many large, well-capitalized companies already offer products in the United States and Europe that target the indications for:

•	Xifaxan for HE, including lactulose (various manufacturers);

•	Xifaxan for TD, including ciprofloxacin, commonly known as Cipro (Bayer A.G.);

•	Apriso, including Asacol and Delzicol (Warner Chilcott plc (“Warner Chilcott”)), sulfasalazine (Pfizer Pharmaceuticals (“Pfizer”)), Dipentum (Alaven Pharmaceutical LLC (“Alaven Pharmaceutical”)), Pentasa and once-a-day Lialda (Shire Pharmaceuticals Group (“Shire”)) and three generic balsalazide disodium capsule products;

•	OsmoPrep and MoviPrep, including Colyte (Meda Pharmaceuticals Inc.), Golytely (Braintree Laboratories, Inc. (“Braintree”)), Halflytely (Braintree), SuPrep (Braintree), and Nulytely (Braintree), Trilyte (Alaven) and Prepopik (Ferring Pharmaceuticals, Inc.), as well as potential generics from Novel or others;

•	Relistor for OIC, including OTC laxatives (various manufacturers), Amitiza (Sucampo A.G.), Kristalose (Cumberland Pharmaceuticals, Inc.), and Entereg (Cubist Pharmaceuticals, Inc.);

•	Solesta, including various OTC antidiarrheals, fiber, stool softeners and laxatives (various manufacturers), biofeedback, the medical device Inter Stim (Medtronic, Inc.) and sphincteroplasty surgery;

•	Metozolv ODT, including Reglan (Ani Pharmaceuticals, Inc.), and various generics;

•	Uceris, including Asacol and Delzicol (Warner Chilcott), Lialda and Pentasa (Shire), Remicade (Janssen Biotech, Inc.) and Humira (AbbVie Inc. (“AbbVie”));

•	Zegerid, including Nexium (AstraZeneca plc), Aciphex (Eisai Inc.) and Dexilant (Takeda Pharmaceuticals, Inc. (“Takeda”)) and various generics and OTC proton-pump inhibitor products;

•	Glumetza, including Fortamet (Andrx Laboratories LLC), Glucophage and Glucophage XR (Bristol Myers Squibb (“BMS”)), various generics and other prescription diabetes treatments;

•	Cycloset, including Januvia (Merck & Co., Inc.), Onglyza (BMS), Byetta (Amylin Pharmaceuticals, Inc. (“Amylin”)), Victoza (Novo Nordisk Inc.), Bydureon (Amylin), Avandia (SB PharmCo Puerto Rico, Inc.), Actos (Takeda), Amaryl (Sanofi), Glynase (Pfizer) and various branded and generic metformin products; and

•	Fenoglide, including Trico (AbbVie), Antara (Lupin Atlantis Holdings S.A.), Lipofen (Cipher Pharmaceuticals, Inc.), Lopid (Pfizer), Trilipix (AbbVie) and other prescription treatments for primary hyperlipidemia, mixed dyslipidemia and hypertriglyceridemia (such as statins and niacin).

In addition, other products are in research or development by competitors that address the diseases and diagnostic procedures being targeted by these and our other products.

Failure to integrate Santarus or other acquired businesses into our operations successfully could adversely affect our business.

Our strategy is to identify and acquire rights to products that we believe have potential for near-term regulatory approval or are already approved, through the purchase or license of products and the purchase of companies. Our integration of the operations of acquired products and businesses, including Santarus, which we acquired on January 2, 2014, and OTI, which we acquired in December 2011 and which includes foreign employees and operations, requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. These efforts result in additional expenses and involve significant amounts of management’s time. In addition, acquisitions may result in our assumption of unknown and/or unexpected, and perhaps material, liabilities. Factors that will affect the success of our acquisitions, including the acquisition of Santarus, include the strength of the acquired companies’ or products’ underlying technology, our ability to execute our business strategy, results of clinical trials, regulatory approvals and reimbursement levels of the acquired products and related procedures, our ability to adequately fund acquired in-process research and development projects and retain key employees, and our ability to achieve financial and operational synergies with our acquired companies and products, such as by increasing sales of our products, achieving cost savings and effectively combining technologies to develop new products. Our failure to manage successfully and coordinate the growth of these acquisitions could have a material adverse impact on our business. In addition, we cannot be certain that the businesses or products we acquire will become profitable or remain so or that we will realize that operational cost savings or other expected synergies of an acquisition. If an acquisition is not successful, we may record related asset impairment charges in the future.

We have incurred, and will continue to incur, significant costs in connection with our acquisition of Santarus.

We have incurred and expect to continue to incur a number of non-recurring costs associated with combining our operations with Santarus’s operations. These costs and expenses include the incurrence of $1.95 billion of new indebtedness, financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the acquisition. While both we and Santarus have assumed that a certain level of expenses would be incurred in connection with our acquisition of Santarus, there are many factors beyond our control that could affect the total amount or the timing of the integration and implementation expenses.

We also may incur additional unanticipated costs in connection with the acquisition of Santarus that we may not recoup. These costs and expenses could, particularly in the near term, exceed the cost savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale, other efficiencies and cost savings. Although we expect that these savings will offset these integration and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Uncertainties associated with our acquisition of Santarus may cause a loss of employees and may otherwise affect our future operations.

Our success will depend in part upon our ability to retain our key employees. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us. As a result, we may not retain key employees to the same extent that we and Santarus have been able to retain employees in the past, which could have a negative impact on our business. If key employees depart, the integration of Santarus may be more difficult and our business and results of operations could be harmed.

We could be exposed to significant product liability claims that could prevent or interfere with our product commercialization efforts.

We have been in the past and might continue to be subjected to product liability claims that arise through the testing, manufacturing, marketing and sale of our products. We currently have product liability coverage for both clinical trials and the commercialization of our products other than claims with regard to OsmoPrep and Visicol filed prior to August 31, 2010, but it is possible that this coverage and any future coverage will be insufficient to satisfy any liabilities that arise. We would have to assume defense of the lawsuits and be responsible for damages, fees and expenses, if any, that are awarded against us or for amounts in excess of our product liability coverage. These claims could expose us to significant liabilities that could prevent or interfere with our product commercialization efforts. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. In the future, we might not be able to obtain adequate coverage at an acceptable cost or might be unable to obtain adequate coverage at all.

If government and other third-party payors do not provide coverage or reimburse patients for our products, our ability to derive revenues might suffer.

Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third-party payors will pay for our products. Reimbursement for newly approved healthcare products is uncertain. We acquired our first medical devices in December 2011, one of which was launched in 2011, and we are navigating the complex medical device reimbursement system.

In the United States and elsewhere, third-party payors, such as Medicaid, are increasingly challenging the prices charged for medical products and services. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the United States, a number of legislative and regulatory proposals aimed at changing the healthcare system have been passed in recent years, including the Affordable Care Act. Many significant changes in this legislation do not take effect until 2014. These changes to the healthcare system could increase our costs and reduce the amount we can charge for our products. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on pharmaceutical and medical device pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts, including those relating to Medicaid payments, might have on our business, the announcement and/or adoption of such proposals or efforts could increase costs and reduce or eliminate profit margins, which could have a material adverse effect on our business, financial condition and results of operations. Third-party insurance coverage might not be available to patients for our products. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products might be reduced.

Our ability to increase revenue in the future will depend in part on our success in in-licensing or acquiring additional pharmaceutical products or medical devices.

We currently intend to in-license or acquire additional pharmaceutical products or medical devices, as we did with crofelemer and budesonide, that have been developed beyond the initial discovery phase and for which late-stage human clinical data is already available, or as we did with Relistor, Deflux and Solesta, that have already received regulatory approval. As we have grown, there are fewer of these opportunities that are large enough to have a material impact on our revenues, and we might encounter more competition from larger companies for these opportunities. In addition, these kinds of pharmaceutical products and medical devices might not be available to us on attractive terms or at all. To the extent we acquire rights to additional products, we might incur significant additional expense in connection with the development and, if approved by the FDA, marketing of these products.

We are dependent on third parties to supply us with products.

We rely entirely on third parties to supply us with our commercially marketed products and our products under development, and it may be difficult or impossible to obtain these products or the raw materials used to produce them.

The raw material used in production of the crofelemer drug substance, our anti-secretory agent that is approved for marketing in the United States under the trade name Fulyzaq for the treatment of HIV-associated diarrhea, grows in select countries in South America. In addition, a key raw material for Relistor grows in Tasmania. Our ability to successfully obtain raw materials is not within our control. Failure to obtain these raw materials, whether due to international, political or economic conditions or otherwise, could delay development, increase expenses, delay regulatory approval, or eventually prevent us from generating revenue from additional indications for crofelemer or Relistor, if approved, which could have a material adverse effect on our business. Likewise, interruption of supply of any of our other products, whether for clinical use or commercial use, could have a material adverse effect on our business.

We do not have any manufacturing facilities and are dependent on third parties to manufacture our products.

We own no manufacturing facilities, and we have limited capabilities in manufacturing pharmaceutical products. We do not generally expect to engage directly in the manufacturing of products, but instead contract with and rely on third-party vendors for these services. A limited number of contract manufacturers exist that are capable of manufacturing our marketed products and our product candidates. Our manufacturers must comply with U.S. regulations, including current Good Manufacturing Practices regulations relating to manufacturing, packaging, documentation, quality control and quality assurance, and their facilities must be inspected and approved by the FDA and other regulatory agencies on an ongoing basis. We may be subject to serious consequences if our manufacturers are found to have deficiencies in their manufacturing processes, including potential delays in the regulatory approval process for our drug candidates and recalls of our commercialized products. For example, in April 2010 we received a CRL from the FDA related to our NDA for balsalazide disodium tablets. The sole issue raised in this letter concerned a deficiency of the manufacturing facility for this application, which delayed FDA approval almost two years. Given our ongoing dependence on third-party vendors for supply of material for use in clinical trials and for commercial product, our manufacturing strategy presents the following risks:

•	the manufacture of products might be difficult to scale up when required and result in delays, inefficiencies and poor or low yields of quality products;

•	some of our contracts contain purchase commitments that require us to make minimum purchases that might exceed our needs or limit our ability to negotiate with other manufacturers, which might increase costs;

•	the cost of manufacturing certain products might make them prohibitively expensive;

•	delays in scale-up to commercial quantities and any change in manufacturers could delay clinical studies, regulatory submissions and commercialization of our products;

•	manufacturers are subject to the FDA’s current Good Manufacturing Practices regulations and similar foreign standards, and we do not have control over compliance with these regulations by the third-party manufacturers;

•	if we need to change manufacturers, transfers of technical expertise would be required which would include educating the new manufacturer in the processes necessary for the production of our products, which might not be successful; and

•	if we need to change manufacturers, FDA and comparable foreign regulators might require additional testing and compliance inspections prior to the new manufacturer being qualified for the production of our products.

Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including:

•	delays, warning letters and fines;

•	product recalls or seizures and injunctions on sales;

•	refusal of the FDA to review pending applications;

•	total or partial suspension of production;

•	withdrawals of previously approved marketing applications;

•	damage to our reputation; and

•	product liability claims, civil penalties and criminal prosecutions.

In addition, the occurrence of manufacturing-related compliance issues could require subsequent withdrawal of the drug approval, reformulation of the drug product, additional testing or changes in labeling of the finished product. Any delay, interruption or cessation of production by our third-party manufacturers or strategic partners of our commercial products or product candidates, or their respective materials and components, as a result of any of the above factors or otherwise, may limit our ability to meet demand for commercial products and/or delay ongoing clinical trials, either of which could have a material adverse effect on our business, results of operations and financial condition.

Because our business and industry are highly regulated and scrutinized, any failure to follow such regulations could result in litigation or government enforcement actions that could have a material adverse effect on our business and results of operations.

Our business and industry are highly regulated and scrutinized, and subject to litigation risks, including product liability risks described above and the risk of government enforcement actions. We are subject to extensive and complex laws and regulations, including but not limited to, health care “fraud and abuse” laws, such as the federal False Claims Act, the federal Anti-Kickback Statute, other state and federal laws and regulations, and, with respect to our international operations, U.S. laws such as the Foreign Corrupt Practices Act, and local laws such as the UK Bribery Act 2010, and various foreign laws and regulations. While we have developed and implemented a corporate compliance program designed to promote compliance with applicable laws and regulations, we cannot guarantee that this program will protect us from governmental investigations or other actions or lawsuits stemming from a failure or alleged failure to be in compliance with such laws or regulations. In recent years, there has been a heightened risk of governmental investigations into pharmaceutical companies’ sales and promotional practices for their products, including off-label uses, as evidenced by recent enforcement activity and/or pronouncements by the Office of Inspector General of the Department of Health and Human Services, the Department of Justice and state attorneys general. Matters underlying governmental investigations may also be the subject of private litigation. See Risk Factors—Risks Related to Our Business—Regulatory approvals, even if granted, might entail ongoing requirements or restrictions on marketing. These requirements or restrictions, or inquiries into our marketing practices, could increase our expenses and limit revenue.” above, and Part II. Item 1. Legal Proceedings of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 for information about a pending federal government investigation concerning our sales and promotional practices for Xifaxan, Relistor and Apriso. If we are not successful in defending ourselves or asserting our rights in this investigation, or any other investigation or litigation, we could incur significant damages, fines or other penalties, which could have a material adverse effect on our business and results of operations.

We are subject to numerous environmental laws and regulations and any failure to comply with such laws and regulations could have a material adverse effect on our business and results of operations.

Our research, development and manufacturing efforts, and those of third parties that research, develop and manufacture our products and product candidates on our behalf or in collaboration with us, involve the controlled use of hazardous materials, including chemicals, viruses, bacteria and various radioactive compounds, and are therefore subject to numerous U.S. and international environmental and safety laws and regulations and to periodic inspections for possible violations of these laws and regulations. In addition, we, and our collaborators and third-party manufacturers may also become subject to laws and regulations related to climate change, including the impact of global warming. The costs of compliance with environmental and safety laws and regulations are significant, and the costs of complying with climate change laws could also be significant. Any violations, even if inadvertent or accidental, of current or future environmental, safety or climate change laws or regulations could subject us to substantial fines, penalties or environmental remediation costs, or cause us to lose permits or other authorizations to operate affected facilities, any of which could adversely affect our operations.

We are subject to complex laws and regulations governing our employees and contractors and any failure to comply with such laws and regulations could have a material adverse effect on our business and results of operations.

The laws and regulations applicable to our relationships with our employees and contractors are complex, extensive and fluid, and are subject to evolving interpretations by regulatory and judicial authorities. Failure to comply with these laws and regulations could result in significant damages, orders and/or fines and therefore could adversely affect our operations.

Our results of operations might fluctuate from period to period, and a failure to meet the expectations of investors or the financial community at large could result in a decline in our stock price.

As they have in the past, our results of operations might fluctuate significantly on a quarterly and annual basis due to, among other factors:

•	the timing of regulatory approvals and product launches by us or competitors, including potential generic or over- the-counter competitors;

•	the level of revenue generated by commercialized products, including potential increased purchases of inventory by wholesalers in anticipation of potential price increases or introductions of new dosages or bottle sizes, and subsequent lower than expected revenue as the inventory is used;

•	the timing of any up-front payments that might be required in connection with any future acquisition of product rights;

•	the timing of milestone payments that might be required to our current or future licensors;

•	fluctuations in our development and other costs in connection with ongoing product development programs;

•	the level of marketing and other expenses required in connection with product launches and ongoing product growth;

•	the timing of the acquisition and integration of businesses, assets, products and technologies; and

•	general and industry-specific business and economic conditions.

Our stock price is volatile.

Our stock price has been extremely volatile and might continue to be, making owning our stock risky. Between January 1, 2012 and May 15, 2014, the price of a share of our common stock varied from a low of $37.52 to a high of $120.00. Our closing stock price increased or decreased by 5% or more on 5 days in 2012 and 5 days in 2013; our closing stock price did not increase or decrease by more than 5% on any days from January 1, 2014 through May 15, 2014.

The securities markets have experienced significant price and volume fluctuations unrelated to the performance of particular companies, including as a result of the recent credit and economic crisis. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have in the past been and can in the future be expected to be especially volatile. Announcements of strategic transactions, prescription trends, technological innovations or new products by us or our competitors, generic approvals, developments or disputes concerning proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, regulatory developments in both the United States and other countries, public concern as to the safety of pharmaceutical products, economic and other external factors, period-to-period fluctuations in financial results, and stock market speculation regarding any of these factors, might have a significant impact on the market price of our common stock.

Provisions in our charter documents and under Delaware law could discourage a takeover or changes in our current directors or management that stockholders consider favorable.

Provisions in our certificate of incorporation and amended and restated bylaws could have the effect of discouraging, delaying or preventing a takeover or other change of control of us or the removal of our current directors and management, even if these events could be beneficial to stockholders. These provisions, which could also limit the price that investors might be willing to pay for our common stock, include the following:

•	Our stockholders may not act by written consent. As a result, a stockholder, or stockholders, controlling a majority of our common stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our board of directors may issue, without stockholder approval, up to 5.0 million shares of undesignated preferred stock. The ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

•	Only our board of directors has the right to elect directors to fill vacancies created by the expansion of the board of directors or the resignation, death, or removal of directors, which prevents stockholders from filling vacancies on our board of directors.

•	Stockholders must provide advance notice to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Risks Relating to Continued Ownership of Old Notes

If you do not exchange old notes for new notes, transfer restrictions will continue, which could result in a decrease in the value of the old notes.

Because we anticipate that most holders of old notes will elect to exchange them, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. If you do not validly tender your old notes before the expiration of the exchange offer, you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. We do not plan to register the old notes under the Securities

Act unless the registration rights agreement requires us to do so. Accordingly, you may not offer or sell any old notes you own except under an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The trading market for old notes could be limited, which could make it difficult for you to sell or otherwise transfer old notes and thereby result in a decrease in the value of the old notes.

There is a risk that an active trading market in the old notes will not exist, develop or be maintained following the consummation of the exchange offer. The trading market for old notes could become significantly more limited after the exchange offer as a result of the anticipated reduction in the amount of old notes outstanding upon consummation of the exchange offer. Therefore, if your old notes are not exchanged for new notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your old notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the old notes.

Risks Relating to the Exchange Offer

You may not receive new notes in the exchange offer if the procedures for the exchange offer are not followed.

We will issue the new notes in exchange for your old notes only if you deliver to the exchange agent, prior to the expiration of the offer:

(i)	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof;

(ii)	your old notes, either by tendering them in certificated form or by timely confirmation of a book-entry transfer into the exchange agent’s account at DTC; and

(iii)	all other documents required by the letter of transmittal.

You should allow sufficient time to ensure timely delivery of the necessary documents. Neither we nor any other persons, including the exchange agent, are required to notify you of any defects in your tender and will not incur any liability for failure to provide such notification. If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

We may repurchase any old notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the old notes than the terms of the exchange offer.

Although we do not currently intend to do so, we may, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. We also reserve the right to repurchase any existing notes not tendered. If we decide to repurchase old notes on terms that are more favorable than the terms of the exchange offer, those holders who decide not to participate in the exchange offer could be better off than those who participate in the exchange offer.

In certain instances, failure of participants in the exchange offer to deliver a prospectus in connection with transfers of the new notes could result in liability under the Securities Act.

Based on no-action letters issued by the staff of the SEC, we believe that certain holders may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “The

Exchange Offer,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Debt, Including the New Notes

We may incur substantial additional indebtedness, including debt ranking equal to the new notes.

Subject to the restrictions in the indenture governing the new notes and in the Senior Credit Facilities, we and our subsidiaries may incur substantial additional debt in the future. Although the indenture governing the new notes and the Senior Credit Facilities contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. We expect to obtain the money to make principal and interest payments on our indebtedness from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt and forego attractive business opportunities. In addition, the terms of our existing or future debt arrangements may restrict us from pursuing any of these alternatives.

If we or any of our subsidiaries that is a guarantor of the new notes incur any additional debt that ranks equally in right of payment with the new notes or with the note guarantees, including trade payables, the holders of that debt will be entitled to share ratably with the noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such guarantor. To the extent that any additional debt is secured, holders of that debt and the lenders under the Senior Credit Facilities will be entitled to payment from the proceeds of the collateral securing that debt prior to any such distribution to holders of the new notes. This may have the effect of reducing the amount of proceeds paid to holders of the new notes in connection with such a distribution.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the new notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the new notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the Senior Credit Facilities, other existing or future debt instruments and the indenture governing the new notes may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Senior Credit Facilities and the indenture governing the new notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The new notes are not secured by our assets or those of the guarantors, and your right to receive payments on the new notes is effectively junior to the right of lenders under the Senior Credit Facilities and any other lenders that have a security interest in our assets, to the extent of the value of those assets.

The new notes and the guarantees of the new notes by the guarantors are our and the guarantors’ general unsecured obligations and are effectively subordinated to all of our and the guarantors’ secured indebtedness and obligations, including secured obligations that are otherwise subordinated in right of payment to the new notes. Accordingly, our secured indebtedness and obligations, including secured obligations that are otherwise subordinated in right of payment to the new notes, would effectively be senior to the new notes, to the extent of the value of the collateral securing that indebtedness.

Our obligations under the new notes and the guarantors’ obligations under their note guarantees are unsecured, but our obligations under the Senior Credit Facilities and each guarantor’s obligations under its guarantee of the Senior Credit Facilities is secured by a security interest in substantially all of our and our guarantors’ domestic tangible and intangible assets, including all of the equity of our wholly owned domestic subsidiaries, as well as 66% of the equity of our wholly owned foreign subsidiaries. If we are declared bankrupt or insolvent, or if we default under the Senior Credit Facilities, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we are unable to repay such indebtedness, the lenders under the Senior Credit Facilities could foreclose on the pledged assets to the exclusion of holders of the new notes, even if an event of default exists at such time under the indenture governing the new notes. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction permitted under the terms of the indenture governing the new notes, then such guarantor will be released from its guarantee automatically and immediately upon such sale. In any such event, because the new notes are not secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

As of March 31, 2014, we had outstanding borrowings under the Senior Credit Facilities in an aggregate principal amount of approximately $1.2 billion. These borrowings constitute secured indebtedness, as will any additional borrowings pursuant to the Senior Credit Facilities if and when incurred. Although the indenture governing the new notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured indebtedness. See “Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

We are a holding company that depends on cash flows from our wholly owned subsidiaries to meet our obligations.

We are a holding company conducting substantially all of our operations through our subsidiaries, and all of our consolidated operating assets are held by our subsidiaries. Accordingly, we rely on the operations of our subsidiaries to fund payments on our indebtedness. Our subsidiaries are legally distinct from us and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. We and certain of our subsidiaries have entered into agreements limiting the ability of these subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, but these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

The terms of the indenture governing the new notes and the Senior Credit Facilities restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the new notes and the Senior Credit Facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

A breach of the covenants under the indenture governing the new notes or under the Senior Credit Facilities could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Senior Credit Facilities would permit the lenders under the Senior Credit Facilities to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the Senior Credit Facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or take advantage of new business opportunities.

These restrictions may affect our ability to execute our business strategy.

Claims of noteholders are structurally subordinated to claims of creditors of certain of our subsidiaries that do not guarantee the new notes.

We conduct our operations through our subsidiaries. Currently three of our subsidiaries are guarantors of the notes, and additional subsidiaries will be required to guarantee the new notes if they are or become obligors under or guarantors of certain indebtedness. Subject to certain limitations, the indenture governing the new notes permits us to form or acquire additional subsidiaries that are not guarantors of the new notes and permits such non-guarantor subsidiaries to acquire additional assets and incur additional indebtedness. New noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantors. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantors, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus be available to satisfy our obligations under the new notes and other claims against us or the guarantors.

For the quarter ended March 31, 2014, our non-guarantor subsidiaries accounted for approximately $1.8 million of our consolidated revenue. As of March 31, 2014, the non-guarantor subsidiaries accounted for approximately $25.5 million of our consolidated assets, and approximately $1.2 million of our consolidated liabilities, in each case after giving effect to intercompany eliminations. The indenture governing the new notes permits these subsidiaries to incur certain additional debt and does not limit their ability to incur other liabilities that are not considered indebtedness under the indenture governing the new notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the new notes.

Any default under the agreements governing our other indebtedness, including a default under the Senior Credit Facilities or the Convertible Senior Notes that is not waived by the required lenders or noteholders, respectively, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Senior Credit Facilities and the indentures governing the Convertible Senior Notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans under such facilities and could institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders or noteholders under the Senior Credit Facilities or the Convertible Senior Notes, respectively, to avoid being in default. If we breach our covenants under the Senior Credit Facilities or the Convertible Senior Notes and seek a waiver, we may not be able to obtain it from the required lenders or noteholders. If this occurs, we would be in default under the Senior Credit Facilities and/or Convertible Senior Notes, the lenders and/or noteholders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Any guarantor that is released from its obligations under all Triggering Indebtedness will be released from its guarantee of the new notes.

If any of our subsidiaries that guarantees the notes is released from its obligations under all Triggering Indebtedness (as defined in “Description of the Notes”), the guarantee by that subsidiary will be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the new notes. See “Description of the Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” The lenders under the Triggering Indebtedness will have the discretion to release the guarantees under the Triggering Indebtedness in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the new notes.

We may not be able to repurchase the new notes upon a Change of Control Triggering Event or certain Asset Sales as required by the indenture governing the new notes.

Upon the occurrence of a Change of Control Triggering Event, we will be required to offer to repurchase all of the outstanding new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. In addition, in connection with certain Asset Sales, we may be required to offer to use the net proceeds of such Asset Sales to repurchase the new notes in cash at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of repurchase. The source of funds for any such purchase of the new notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. We may be unable to repurchase the new notes upon a Change of Control Triggering Event or in connection with certain Asset Sales because we may not have sufficient funds available to repurchase all of the new notes tendered pursuant to a Change of Control Offer and to repay any other debt that would become payable upon a Change of Control Triggering Event or in connection with certain Asset Sales. Our failure to repurchase the new notes under a mandatory offer following a Change of Control Triggering Event or certain Asset Sales would cause a default under the indenture governing the new notes and could lead to a cross default under the Senior Credit Facilities. Additionally, our potential inability to satisfy our debt obligations following a Change of Control Triggering Event or certain Asset Sales could limit our opportunity to enter into such a change of control transaction. The term “Change of Control” (as defined in “Description of the Notes”) is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Accordingly, our obligation to repurchase the new notes upon a Change of Control would not necessarily provide holders of the new notes with protection.

A guarantee of the notes could be voided if it constitutes a fraudulent transfer under U.S. federal bankruptcy or similar state law, which would prevent the holders of the new notes from relying on that subsidiary to satisfy claims.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to void all or a portion of the obligations of the guarantors pursuant to their guarantees of the notes, or to subordinate a guarantor’s obligations under such note guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such note guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, the note guarantees could be voided as a fraudulent transfer or conveyance if at the time the note guarantees are made: (1) the guarantor incurred the note guarantee with the intent of hindering, delaying or defrauding creditors; or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the note guarantee and, in the case of (2) only, one of the following is also true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the note guarantee;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on its business;

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature; or

•	the guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

We cannot be sure as to the standard that a court would use to determine whether a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the note guarantees would not be voided or that the note guarantees would not be subordinated to other debt. Additionally, the note guarantees could be subject to the claim that, since the note guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the note guarantee, subordinate the note guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes. If a court were to void a note guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from or are attributable to the guarantor. Each note guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its note guarantee to be a fraudulent transfer. This provision may not be effective to protect the note guarantees from being voided under fraudulent transfer law.

Many of the covenants contained in the indenture governing the new notes will be suspended if the new notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default has occurred and is continuing.

Many of the covenants in the indenture governing the new notes will be suspended if the new notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group, provided at such time no default or event of default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the new notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the new notes are subsequently downgraded below investment grade. See “Description of the Notes—Certain Covenants—Changes in Covenants When the Notes are Rated Investment Grade.”

The trading prices of the new notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the new notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the new notes or the trading market for the new notes, to the extent a trading market for the new notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. The credit ratings assigned to the new notes reflect the rating agencies’ assessments of our ability to make payments on the new notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the new notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the new notes.

An active trading market for the new notes may not develop.

There is no existing market for the old notes, and we do not intend to apply for listing of the new notes on any securities exchange or to arrange for quotation on any interdealer quotation system. There can be no assurance that a trading market for the new notes will ever develop or will be maintained. In addition, the liquidity of the trading market in the new notes, if any, and any market price quoted for the new notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the new notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. In that case you may not be able to sell the new notes at a particular time or you may not be able to sell the new notes at a favorable price.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we and the note guarantors entered into with the representative of the initial purchasers in connection with the issuance of the old notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will cancel and retire all old notes that are surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed our ratio of earnings to fixed charges for each of our fiscal quarters ended March 31, 2014 and 2013 and for each of our fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

You should read the ratio information below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference in this prospectus.

	Quarter ended March 31,		Twelve months ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Consolidated Ratio of Earnings to Fixed Charges(1)(2)	—	3.17x	4.37x	2.97x	3.62x	—	—
Deficiency of Earnings Available to Cover Fixed Charges (in thousands)(2)	$(80,240)	$—	$—	$—	$—	$(24,203)	$(45,631)

(1)	In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and debt discount and the component of rental expense on operating leases believed by management to be representative of the interest factor for those amounts (which we estimate to be approximately 33%).

(2)	Earnings were inadequate to cover fixed charges for the years ended December 31, 2010 and 2009 and the quarter ended March 31, 2014. As a result, a coverage deficiency is provided for those periods presented in which earnings were inadequate to cover fixed charges.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is our selected historical consolidated financial data as of and for the quarters ended March 31, 2014 and 2013 and for each of the five years in the period ended December 31, 2013. The selected financial data as of and for the quarters ended March 31, 2014 and 2013 is derived from our unaudited condensed consolidated financial statements as of and for such quarters and, in the opinion of management, such data includes all adjustments necessary for a fair statement of the results for the applicable interim periods. The selected financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 is derived from our audited consolidated financial statements as of and for such years. Because of the inherent uncertainties of our business, the historical financial information for any of these periods may not be indicative of our future results of operations, financial position or cash flows.

The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto, each of which is incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K filed with the SEC on May 30, 2014.

Consolidated Statements of Operations Data:

	Quarter Ended March 31,		Year Ended December 31,
	2014 (unaudited)	2013 (unaudited)	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Revenues:
Net product revenues	$384,374	$202,601	$933,838	$735,444	$540,488	$336,973	$232,890

Costs and expenses:
Cost of products sold	115,566	33,072	179,392	124,597	95,369	68,677	52,025
Amortization of product rights and intangible assets	54,895	11,167	44,744	45,351	10,908	10,370	11,485
Intangible impairment charge	—	—	—	41,600	—	34,656	—
Research and development	52,758	30,316	149,974	123,234	104,350	73,346	89,466
Selling, general and administrative	195,205	76,272	304,215	258,187	186,988	156,101	120,020
Change in acquisition-related contingent consideration	4,039	2,500	(16,200)	(29,598)	27,000	—	—

Total costs and expenses	422,463	153,327	662,125	563,371	424,615	343,150	272,996

Income (loss) from operations	(38,089)	49,274	271,713	172,073	115,873	(6,177)	(40,106)
Loss on extinguishment of debt	—	—	—	(15,580)	—	—	—
Interest expense	(42,460)	(15,330)	(61,651)	(55,518)	(32,121)	(20,652)	(6,746)
Interest and other income	309	15	2,003	10,853	2,349	2,626	1,221

Income (loss) before income tax expense	(80,240)	33,959	212,065	111,828	86,101	(24,203)	(45,631)
Income tax (expense) benefit	36,368	(11,518)	(69,031)	(47,582)	1,298	(2,858)	2,012

Net income (loss)	$(43,872)	$22,441	$143,034	$64,246	$87,399	$(27,061)	$(43,619)

Net income (loss) per share, basic	$(0.69)	$0.37	$2.31	$1.09	$1.49	$(0.47)	$(0.88)

Net income (loss) per share, diluted	$(0.69)	$0.35	$2.18	$1.01	$1.44	$(0.47)	$(0.88)

Shares used in computing net income (loss) per share, basic	63,321	61,145	61,792	58,747	58,718	57,300	49,350

Shares used in computing net income (loss) per share, diluted	63,321	63,420	65,692	63,699	65,483	57,300	49,350

Consolidated Balance Sheet Data:

	As of March 31,		As of December 31,
	2014 unaudited	2013 unaudited	2013	2012	2011	2010	2009
	(in thousands)
Cash and cash equivalents	$385,101	$960.286	$1,157,850	$751,006	$292,814	$518,030	$192,512
Working capital	794,365	980,973	1,877,580	927,661	356,449	560,110	217,537
Total assets	4,775,993	1,935,416	2,941,394	1,874,784	1,304,255	851,543	543,040
Borrowings under Senior Credit Facilities	1,185,000	—	—	—	—	—	15,000
Convertible senior notes	891,638	866,388	882,050	857,209	340,283	323,005	47,299
Long term portion of capital lease obligations	—	—	—	—	—	90	499
2021 Notes	750,000	—	750,000	—	—	—	—
Retained earnings (deficit)	27,782	(48,939)	71,654	(71,380)	(135,626)	(223,025)	(195,964)
Stockholders’ equity	711,508	586,682	740,866	560,501	549,637	401,919	370,024

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On December 27, 2013, we completed the issuance and sale of the old notes to the initial purchasers in an unregistered private placement. Following the sale, the initial purchasers resold the old notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless the offer and sale thereof are registered under the Securities Act or are exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As part of the private placement, we and the guarantors entered into a registration rights agreement with the representative of the initial purchasers. Under the registration rights agreement, we and the note guarantors agreed to:

•	file with the SEC a registration statement with respect to a registered offer to exchange the old notes for new notes under the indenture in the same aggregate principal amount as, and with terms that will be identical in all material respects to, the old notes except the new notes will not contain transfer restrictions or provisions for registration rights and additional interest, as described under “—Terms of the Exchange Offer”;

•	use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before November 27, 2014; and

•	use commercially reasonable efforts to complete the exchange offer by December 26, 2014.

We and the guarantors also agreed to keep the exchange offer registration statement effective for not less than 30 calendar days after the date on which notice of the exchange offer is mailed to the holders of the old notes.

If:

(1)	prior to the consummation of the exchange offer, the holders of a majority in aggregate principal amount of registrable old notes and related guarantees determine in their reasonable judgment that:

(a)	the new notes and related guarantees would not, upon receipt, be tradeable by them without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable “blue sky” or state securities laws; or

(b)	the interests of the holders under the registration rights agreement, taken as a whole, would be materially adversely affected by the consummation of the exchange offer;

(2)	applicable interpretations of the staff of the SEC would not permit the consummation of the exchange offer;

(3)	the issuance of the new notes upon completion of the exchange offer has not occurred within 365 days after the date of the indenture for any reason; or

(4)	any holder of registrable old notes and related guarantees notifies us within 90 days following consummation of the exchange offer that:

(a)	it is prohibited by law or based on applicable SEC staff interpretations from participating in the exchange offer;

(b)	it may not resell the new notes and guarantees acquired by it in the exchange offer to the public without restriction under state or federal securities laws (other than due solely to the status of such holder as an affiliate of us or of our subsidiary guarantors within the meaning of the Securities Act); or

(c)	it is a broker-dealer and owns old notes acquired directly from us or any of our affiliates,

then we and the guarantors will on a single occasion file with the SEC a shelf registration statement on an appropriate form under the Securities Act to cover resales of the old notes and related guarantees by the holders of those old notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

We will pay additional interest on the old notes if one of the following “registration defaults” occurs:

•	the exchange offer registration statement is not declared effective within the time period specified in the registration rights agreement;

•	if applicable, a shelf registration statement is not filed and declared effective within the time periods specified in the registration rights agreement;

•	we do not complete the exchange offer by December 26, 2014;

•	the exchange offer registration statement ceases to be effective prior to consummation of the exchange offer;

•	if applicable, a shelf registration statement has been declared effective but ceases to be effective at any time prior to the second anniversary of its effective date (other than at such time as all notes have been disposed of thereunder or no registrable notes remain outstanding) and is not declared effective again within 30 days of the date it ceases to be effective; or

•	we provide written notice that an exchange offer registration statement or shelf registration statement is unusable, and the aggregate number of days in any 365-day period for which such notices are issued, are required to be issued, are in effect, or were required to be in effect exceeds 15 days in the aggregate in the case of an exchange offer registration statement or 120 days in the aggregate or 30 days consecutively in the case of a shelf registration statement.

If one of these registration defaults occurs, we will be required to pay liquidated damages in the form of additional interest on the old notes in an amount equal to 0.25% per year from the date of such registration default to the first 90-day period after such date. The amount of additional interest will increase by an additional 0.25% per year for each subsequent 90-day period during which such registration default continues, up to a maximum of 1.00% per year. Following the cure of any registration default, additional interest will cease to accrue and the interest rate on the notes will revert to 6.00%; provided, however, that if a subsequent registration default occurs, additional interest may again begin to accrue.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange old notes validly tendered and not withdrawn prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer. We may, in our sole discretion, extend the period of time during which the exchange offer is open. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

The terms of the new notes will be identical in all material respects to the terms of the old notes, except that:

•	we will register the new notes under the Securities Act and, therefore, these notes will not bear legends restricting their transfer; and

•	specified rights under the registration rights agreement, including the provisions providing for registration rights and payment of additional interest in specified circumstances, will be eliminated.

The new notes will evidence the same indebtedness as the old notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the old notes being exchanged.

As of the date of this prospectus, $750.0 million in aggregate principal amount of the old notes are outstanding. Old notes that are accepted for exchange will be retired and cancelled and not reissued.

In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold to non-U.S. persons in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described in “Book-Entry Settlement and Clearance,” we will issue the new notes in the form of global notes registered in the name of DTC’s nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.

We will be deemed to have accepted for exchange validly tendered old notes when we have given oral (promptly confirmed in writing) or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

We will pay all charges and expenses, other than transfer taxes and discounts or commissions, if any, of broker-dealers participating in the distribution of new notes, in connection with the exchange offer. See “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Old notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture, but holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and rights to additional interest except as set forth in “—Purpose and Effect of the Exchange Offer.” Holders of old notes wishing to transfer their old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration, Extension and Amendment

The exchange offer will expire at 12:01 a.m., Eastern time, on             , 2014, unless, in our sole discretion, we extend it. If we so extend the expiration date, the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give oral (promptly confirmed in writing) or written notice of any delay, extension or termination to the exchange agent. In addition, we will promptly give oral (promptly confirmed in writing) or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a matter that we determine constitutes a material change, or if we waive a material condition or if any other material change occurs in the information contained herein, we will promptly disclose the amendment, waiver or other material change in a manner reasonably calculated to inform the holders of the old notes of the amendment, waiver or other material change and we will extend the exchange offer to the extent required by law or by SEC rules and regulations.

Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Registration conditions. Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, consummation of the exchange offer is subject to the following registration conditions, which we cannot waive:

•	the exchange offer registration statement of which this prospectus forms a part will have been declared effective by the SEC;

•	no stop order suspending the effectiveness of the registration statement will have been issued; and

•	no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.

General conditions. Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer that, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval that we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed under “General conditions” are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	if the unsatisfied condition is listed under “General conditions” above, waive such condition and accept all validly tendered old notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering Old Notes

To participate in the exchange offer, you must validly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and validly tender. Therefore, you should allow sufficient time to ensure timely delivery of your old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to validly tender your old notes.

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “—Exchange Agent” prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer. In addition, either:

•	certificates for such old notes along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, must be received by the exchange agent prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant to the effect that, with respect to the old notes, the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the old notes may be tendered using DTC’s Automated Tender Offer Program (“ATOP”). The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of such exchange offer, and direct participants in DTC (as such term is defined below) may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer.

If you elect to deliver your old notes by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program, the New York Stock Exchange Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each such entity, an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

If you have any questions or need help in exchanging your old notes, please call the exchange agent.

There is no procedure for guaranteed late delivery of the old notes.

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender your old notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we nor any other persons, including the exchange agent, are required to notify you of any defects in your tender and will not incur any liability for failure to provide such notification. We will not consider a tender of old notes to have been validly made until any defect or irregularity has been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange offer.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only if the exchange agent receives, prior to 12:01 a.m., Eastern time, on the expiration date of such exchange offer:

•	either a properly completed and duly executed letter of transmittal or, an agent’s message in lieu thereof;

•	your old notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer into the exchange agent’s account at DTC; and

•	all other documents required by the letter of transmittal.

Return of Old Notes Not Accepted or Exchanged

If we do not accept tendered old notes for exchange or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Valid Tender

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive pursuant to the exchange offer will be acquired in the ordinary course of your business;

•	you are not an affiliate, as such term is defined in Rule 405 under the Securities Act, of ours or of any of our subsidiary guarantors;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering of old notes; and

•	if you are a broker-dealer and will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at the address set forth below under “—Exchange Agent”; or

•	for direct participants in DTC, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may re-tender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to 12:01 a.m., Eastern time, on the expiration date of the exchange offer.

Neither we nor any other person, including the exchange agent, will be under any duty to notify holders of any defects or irregularities in any notice of withdrawal, nor shall either we or any other person, including the exchange agent, incur any liability for failure to provide such notification. Withdrawals will not be deemed to have been validly made until such defects or irregularities have been cured or waived.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holder’s business;

•	the holders are not affiliates, as such term is defined in Rule 405 under the Securities Act, of ours or of any of our subsidiary guarantors;

•	the holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes; and

•	the holders are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering of old notes.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above requirements, and if it is a broker-dealer, that it has complied with the requirements set forth immediately below.

Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities must agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities.

Any holder who cannot satisfy the conditions set forth above:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender its old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent as set forth in the enclosed letter of transmittal prior to 12:01 a.m., Eastern time, on             , 2014, and must comply with the procedures for broker-dealers participating in the exchange offer. Additionally, a participating broker-dealer may not offer or sell the new notes in any state unless the new notes have been registered or qualified for sale or an exemption from registration or qualification is available and such broker-dealer has complied with such qualification or exemption. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is not available. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

By Facsimile for Eligible Institutions:	By Registered and Certified Mail:	Confirm by Telephone:
651-466-7372	U.S. Bank National Association	800-934-6802
Department: Specialized Finance
111 Fillmore Ave., St. Paul, MN 55107

By Regular Mail or Overnight Courier:
U.S. Bank National Association
Department: Specialized Finance
111 Fillmore Ave., St. Paul, MN 55107

In person by hand only:
U.S. Bank National Association
Department: Specialized Finance
111 Fillmore Ave., St. Paul, MN 55107

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone, facsimile or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not pay any discounts or commissions of any broker-dealers participating in the distribution of the new notes. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

Each tendering holder will be responsible for the payment of any transfer taxes applicable to the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange Old Notes

If you do not exchange your old notes for new notes under the exchange offer, the old notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register old notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire any untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes unless required by the registration rights agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

On January 2, 2014, we entered into a credit agreement with Jefferies Finance LLC, as collateral agent and administrative agent, and the lenders party thereto (as defined in “Description of the Notes”), providing for (i) the $1.2 billion Senior Term Loan B Facility, and (ii) the $150.0 million Revolving Credit Facility. The proceeds of the Senior Term Loan B Facility were used to fund a portion of the purchase price of the acquisition of Santarus. The proceeds of any draw under the Revolving Credit Facility can be used in the future for working capital and general corporate purposes, including permitted investments and acquisitions. Salix Inc., Santarus and OTI, each have guaranteed our obligations under the Senior Credit Facilities and the obligations of each of the other guarantors under the loan documents. Additionally, we and the guarantors have granted to the collateral agent, for the benefit of the lenders under the Senior Credit Facilities, a first priority security interest in substantially all of our and their respective assets.

The term loans under the Senior Term Loan B Facility are subject to quarterly amortization equal to 1.25% of the original aggregate principal amount thereof and the remaining principal balance is due and payable on January 2, 2020, unless earlier prepaid. The Senior Credit Facilities bear interest at an annual rate of, at our option, either (i) Adjusted LIBOR (as defined by the Credit Agreement), with a floor of 1.00%, plus a margin of 3.25% or (ii) the highest of (A) the Wall Street Journal’s published “U.S. Prime Lending Rate,” (B) the Federal Funds Effective Rate (as defined by the Credit Agreement) in effect on such day plus 1/2 of 1%, (C) one-month Adjusted LIBOR plus 1.00% per annum and (D) 2.00%, in each case plus a margin of 2.25%. If the ratio of the our consolidated total debt to consolidated EBITDA is less than 3.75 to 1.00, the margins will be reduced by 25 basis points.

We are required to prepay term loans under the Senior Term Loan B Facility with (i) 100% of the proceeds of asset sales not reinvested within generally one year, (ii) 100% of the proceeds from certain debt financings and (iii) 50% of Excess Cash Flow (as defined in the Credit Agreement). The percentage of Excess Cash Flow that must be used to prepay the Senior Term Loan B Facility decreases to 25% if the total leverage ratio is less than 3:50 to 1:00 and to zero if the total leverage ratio is less than 2:50 to 1:00.

The Senior Credit Facilities include customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, investments, asset sales, stock buybacks and dividends, mergers, consolidations, and transactions with affiliates and capital expenditures. The negative covenants are generally subject to various exceptions. The Senior Credit Facilities do not include any financial maintenance covenants, with the exception that if 25% or more of the Revolving Credit Facility is being utilized, a total leverage ratio requirement (measured as of the last day of each quarter), which decreases over time, must be satisfied.

2015 Notes

On June 3, 2010 we closed an offering of $345.0 million in 2015 Notes. Net proceeds from the offering were $334.2 million. The 2015 Notes are governed by an indenture, dated as of June 3, 2010, between us and U.S. Bank National Association, as trustee. The 2015 Notes bear interest at a rate of 2.75% per year, payable semiannually in arrears on May 15 and November 15 of each year. The 2015 Notes will mature on May 15, 2015, unless previously converted or repurchased in accordance with their terms prior to such date. The 2015 Notes are senior unsecured obligations, and rank (i) equally to any of our existing and future unsecured senior debt, (ii) senior to any of our future indebtedness that is expressly subordinated to these 2015 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The outstanding 2015 Notes are convertible into approximately 7,439,000 shares of our common stock under certain circumstances prior to maturity at a conversion rate of 21.5592 shares per $1,000 principal amount of 2015 Notes, which represents a conversion price of approximately $46.38 per share, subject to adjustment under certain conditions. Holders may submit their 2015 Notes for conversion at their option at specified times prior to the maturity date of May 15, 2015 only if: (1) during any fiscal quarter commencing after June 30, 2010, the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the 2015 Notes on the last day of such preceding fiscal quarter; (2) the trading price for the 2015 Notes, per $1,000 principal amount, for the relevant trading day is less than 98% of the product of the last reported sale price of our common stock and the conversion rate of the 2015 Notes on such date; or (3) we enter into specified corporate transactions. The first of these conditions was met as of the fiscal quarter ended March 31, 2014. The 2015 Notes will be convertible, at the option of the noteholders, regardless of whether any of the foregoing conditions have been satisfied, on or after January 13, 2015 at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of May 15, 2015. Upon conversion, we may pay cash, shares of our common stock or a combination of cash and stock, as determined by us in our discretion.

In connection with the issuance of the 2015 Notes, we entered into capped call transactions that currently cover approximately 7,439,000 shares of our common stock. If upon conversion of the 2015 Notes, the price of our common stock is above the strike price of the capped calls, the counterparties will deliver shares of our common stock and/or cash with an aggregate value approximately equal to the difference between the price of our common stock at the conversion date (as defined, with a maximum price for purposes of this calculation equal to the cap price) and the strike price, multiplied by the number of shares of our common stock related to the capped call transactions being exercised.

2019 Notes

On March 16, 2012, we closed an offering of $690.0 million in 2019 Notes. Net proceeds from the offering were approximately $668.3 million. The 2019 Notes are governed by an indenture, dated as of March 16, 2012 between us and U.S. Bank National Association, as trustee. The 2019 Notes bear interest at a rate of 1.50% per year, payable semiannually in arrears on March 15 and September 15 of each year. The 2019 Notes will mature on March 15, 2019, unless earlier converted or repurchased in accordance with their terms prior to such date. The 2019 Notes are senior unsecured obligations, and rank (i) equally to any of our existing and future unsecured senior debt, (ii) senior to any of our future indebtedness that is expressly subordinated to the 2019 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 2019 Notes are convertible into approximately 10,484,000 shares of our common stock under certain circumstances prior to maturity at a conversion rate of 15.1947 shares per $1,000 principal amount of 2019 Notes, which represents a conversion price of approximately $65.81 per share, subject to adjustment under certain conditions. Holders may submit their 2019 Notes for conversion at their option at specified times prior to the maturity date of March 15, 2019 only if: (1) during any fiscal quarter commencing after June 30, 2012, the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the 2019 Notes on the last day of such preceding fiscal quarter; (2) the trading price for the 2019 Notes, per $1,000 principal amount, for the relevant trading day is less than 98% of the product of the last reported sale price of our common stock and the conversion rate of the 2019 Notes on such date; or (3) we enter into specified corporate transactions. The first of these conditions was met as of the fiscal quarter ended March 31, 2014. The 2019 Notes will be convertible, at the option of the noteholders, regardless of whether any of the foregoing conditions have been satisfied, on or after November 9, 2018 at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of March 15, 2019. Upon conversion, we may pay cash, shares of our common stock or a combination of cash and stock, as determined by us in our discretion.

In connection with the issuance of the 2019 Notes, we entered into convertible bond hedge transactions with certain counterparties covering approximately 10,484,000 shares of our common stock. The convertible bond hedge transactions have a strike price of $65.81 and are exercisable when and if the 2019 Notes are converted. Upon conversion of the 2019 Notes, if the price of our common stock is above the strike price of the convertible bond hedge transactions, the counterparties will deliver shares of our common stock and/or cash with an aggregate value approximately equal to the difference between the price of our common stock at the conversion date and the strike price, multiplied by the number of shares of our common stock related to the convertible bond hedge transaction being exercised. We paid $167.0 million for these convertible bond hedge transactions and charged this to additional paid-in capital.

Simultaneously with entering into the convertible bond hedge transactions, we entered into privately negotiated warrant transactions whereby we sold the counterparties to these transactions warrants to acquire, subject to customary adjustments, approximately 10,484,000 shares of our common stock at a strike price of $85.31 per share, also subject to adjustment. We received $99.0 million for these warrants and credited this amount to additional paid-in capital.

DESCRIPTION OF THE NOTES

In this Description of the Notes, the term “Company” refers only to Salix Pharmaceuticals, Ltd., not to any of its subsidiaries, and the term “Guarantors” includes each Restricted Subsidiary of the Company that guarantees the Company’s obligations under the notes and the Indenture (as such term is defined below), which are currently Salix Inc., OTI and Santarus. You can find the definitions of certain other terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined herein, including under “—Certain Definitions,” have the meanings assigned to them in the Indenture (as defined below).

We issued the old notes and will issue the new notes under an indenture, dated as of December 27, 2013, among us, the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated January 2, 2014 (such indenture, as so supplemented, the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes and the old notes will be identical in all material respects, except that the new notes will not contain transfer restrictions or provisions for registration rights and additional interest. Unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you, and we therefore urge you to read the Indenture, which is incorporated by reference in this prospectus, in its entirety.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the New Notes and Related Guarantees

The New Notes

The new notes will be:

•	general unsecured obligations of the Company;

•	treated as a single class with the old notes and will vote together as one class on all matters with respect to the notes;

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including the Convertible Senior Notes;

•	effectively subordinated to the Company’s existing and future Secured Indebtedness, including borrowings under the Credit Agreement, to the extent of the value of any collateral securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness of the Company; and

•	unconditionally guaranteed on a senior unsecured basis by the Guarantors.

As of March 31, 2014, the Company and the Guarantors had an aggregate principal amount of approximately $1.2 billion of Secured Indebtedness, all of which consisted of Indebtedness under our Credit Agreement. The Indenture permits the Company and the Guarantors to incur additional Secured Indebtedness.

All of our Subsidiaries currently are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” An Unrestricted Subsidiary

would not be subject to many of the restrictive covenants in the Indenture and could not guarantee the notes or any other indebtedness of the Company or its “Restricted Subsidiaries.”

The Note Guarantees

The notes are, and will continue to be, jointly and severally guaranteed, on a senior unsecured basis, by each of the Company’s Subsidiaries that is or becomes a guarantor or obligor in respect of any Triggering Indebtedness. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to Our Debt, Including the New Notes—A guarantee of the new notes could be voided if it constitutes a fraudulent transfer under U.S. federal bankruptcy or similar state law, which would prevent the holders of the new notes from relying on that subsidiary to satisfy claims.”

Each guarantee of the notes will be:

•	a general unsecured obligation of that Guarantor;

•	pari passu in right of payment with all existing and future Senior Indebtedness of that Guarantor;

•	effectively subordinated to that Guarantor’s existing and future Secured Indebtedness, including such Guarantor’s guarantee of borrowings under the Credit Agreement, to the extent of the value of any collateral securing such Indebtedness; and

•	senior in right of payment to any future Subordinated Indebtedness of that Guarantor.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries (collectively the “Non-Guarantors”), the Non-Guarantors will pay the holders of their debt and their trade creditors before they will distribute any of their assets to us. The Non-Guarantors held approximately $1.2 million of our consolidated liabilities as of March 31, 2014.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions set forth under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions set forth under the caption “—Repurchase at the Option of Holders—Asset Sales” and the Guarantor ceases to be a Subsidiary of the Company as a result of such sale or other disposition;

(3)	if the Company designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	upon the liquidation or dissolution of that Guarantor; provided that no Default or Event of Default has occurred and is continuing or shall occur as a result thereof;

(5)	upon Legal Defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(6)	upon the repayment in full of all applicable Triggering Indebtedness with respect to which such Guarantor is a guarantor or an obligor or upon the release of such Guarantor’s guarantee or obligations under all applicable Triggering Indebtedness.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with (and to the extent required by) the applicable provisions of the Indenture.

Principal, Maturity and Interest

On December 27, 2013, the Company completed the issuance and sale of the old notes to the initial purchasers in an unregistered private placement. Following the sale, the initial purchasers resold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Company may issue additional notes under the Indenture from time to time. Any issuance of additional notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. All notes have been, and will continue to be, issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2021. Interest on the notes will accrue at the rate of 6.00% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2014. The Company will make each interest payment to the holders of record on the January 1 or July 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has provided wire transfer instructions to the Company, the Company will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of the notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The

Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to January 15, 2017, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price of 106.00% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued on the date of the Indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to January 15, 2017, the Company may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of notes on a record date to receive interest due on the applicable interest payment date preceding the redemption date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at the Company’s option prior to January 15, 2017.

On or after January 15, 2017, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on a record date to receive interest on the applicable interest payment date preceding the redemption date:

YEAR	PERCENTAGE
2017	104.50%
2018	103.00%
2019	101.50%
2020 and thereafter	100.00%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Other Purchases

The Company and its Subsidiaries may at any time, and from time to time, acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, or otherwise; provided that such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements, or by such method as is consistent with applicable procedures of DTC.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or otherwise transmitted in accordance with applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or the satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, the Company will make an offer (a “Change of Control Offer”) to all holders of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the interest payment date preceding the date of repurchase. On or prior to the 30th day following any Change of Control Triggering Event, the Company will mail (or otherwise transmit in accordance with applicable procedures of DTC) a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly distribute to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The existence of a holder’s right to require the Company to repurchase a holder’s notes upon a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made, and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption for all outstanding notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) after giving effect to such Change of Control Triggering Event, (a) no Default or Event of Default has occurred and is continuing and (b) on the 30th day following the Change of Control Triggering Event, the notes have an Investment Grade Rating from both Rating Agencies.

The Credit Agreement contains, and future agreements governing the Company’s other Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Triggering Event may cause a default under the Credit Agreement and these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to Our Debt, Including the New Notes—We may not be able to repurchase the new notes upon certain change of control events or asset sales as required by the indenture governing the new notes.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which the Company or such Restricted Subsidiary is released from further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d)	any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale; provided that at the time of receipt of such Designated Non-cash Consideration, the aggregate Fair Market Value of all Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), less the amount of Net Proceeds previously realized in cash or Cash Equivalents from the sale of previously received Designated Non-cash Consideration is less than the greater of (x) $65.0 million and (y) 1.5% of Consolidated Total Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to (a) repay, redeem or repurchase Secured Indebtedness of the Company or any of its Restricted Subsidiaries, (b) repay, redeem or repurchase Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor or (c) to repay, redeem or repurchase Senior Indebtedness of the Company or any Guarantor that is not secured by a Lien, in each case other than Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that in the case of clause (c) above, the Company (i) ratably reduces Obligations under the notes pursuant to a redemption in accordance with the provisions set forth under the caption “—Optional Redemption” or open market purchases (provided that the amount paid with respect to principal in such purchases is at or above 100% of the principal amount thereof) or (ii) makes an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of notes to repurchase a ratable principal amount of the notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase);

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure; or

(4)

to acquire other assets that are not classified as current assets under GAAP (including the in-license of a product or compound) and that are used or useful in a Permitted Business, provided that, in the case of clauses (2), (3) and (4) above, a commitment to acquire assets or Capital Stock of a Permitted Business, make a capital expenditure or acquire such other assets made pursuant to a definitive binding agreement that is executed within such 365 day period shall be treated as a permitted application of the Net Proceeds so long as such acquisition or expenditure is consummated within 180 days of the end of such 365 day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 20 business days after the aggregate amount of Excess Proceeds exceeds the greater of (1) $50.0 million and (2) 1.0% of Consolidated Total Assets (provided that whether the amount of Excess Proceeds exceeds such percentage of Consolidated Total Assets will be determined from time to time only when Net Proceeds from Asset Sales are deemed Excess Proceeds pursuant to the previous sentence), the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased with the Excess Proceeds at the price set forth below. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or, with respect to such other pari passu Indebtedness, such lesser amount as may be provided by the terms of such other pari passu Indebtedness) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate purchase price for the notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Credit Agreement contains, and future agreements governing the Company’s other Indebtedness may contain, prohibitions of, or limitations on, certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The obligation of the Company to repurchase the notes if Excess Proceeds exceed the specified threshold following an Asset Sale may cause a default under the Credit Agreement and these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other indebtedness.

Certain Covenants

Changes in Covenants When the Notes are Rated Investment Grade

If on any date following the date of the Indenture, (1) the notes are assigned an Investment Grade Rating from both Rating Agencies and (2) no Default or Event of Default shall have occurred and be continuing, then the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture regardless of whether the notes cease to be rated or any subsequent changes in the ratings assigned to the notes:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There is no assurance that the notes ever will achieve an Investment Grade Rating.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest thereon on the Stated Maturity thereof or a payment of principal within one year of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the Indenture pursuant to this clause (3) and clause (1) of the next succeeding paragraph, is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(b)	plus 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company);

(c)	plus, to the extent that any Restricted Investment that was made since the date of the Indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment;

(d)	plus, to the extent that any Unrestricted Subsidiary of the Company designated as such since the date of the Indenture is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any calendar year (with unused amounts for any year being carried forward to the next succeeding year, but not to any subsequent year); provided, further, that aggregate amount that may be paid pursuant to this clause

(5) shall be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries since the date of the Indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any of its Restricted Subsidiaries;

(8)	within 60 days after the consummation of a Change of Control Offer with respect to a Change of Control described under “—Change of Control Triggering Event” above (including the purchase of any notes tendered), any purchase or redemption of Subordinated Indebtedness of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of the Change of Control at a purchase or redemption price not to exceed 101% of the principal amount thereof, plus accrued and unpaid interest; provided, that at the time of any such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(9)	within 60 days after the consummation of an Asset Sale Offer with respect to an Asset Sale described under “—Asset Sales” above (including the purchase of any notes tendered), any purchase or redemption of Subordinated Indebtedness of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale at a purchase or redemption price not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest thereon; provided, that at the time of any such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(10)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	any payments required in connection with a conversion of any Convertible Senior Notes in accordance with the terms of the Convertible Senior Notes Indentures;

(12)	any payments made in connection with any Permitted Bond Hedge Transaction; and

(13)	other Restricted Payments in an aggregate amount not to exceed $62.5 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value (as determined by the Company) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder); provided, that immediately after giving effect to any such incurrence, the aggregate principal of Indebtedness incurred pursuant to this clause (1) and then outstanding does not exceed $1,350.0 million; provided, further, that the Company and any of its Restricted Subsidiaries may incur additional Secured Indebtedness under this clause (1) if, after giving pro forma effect to such incurrence (including pro forma effect to the application of the net proceeds therefrom), the Secured Leverage Ratio would be no greater than 2.50 to 1:00;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred to finance all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4); provided, that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (x) $75.0 million and (y) 2.0% of Consolidated Total Assets;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (15), (16) or (19) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that: (a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations so long as such Hedging Obligations are not incurred for speculative purposes;

(9)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds and completion guarantees in the ordinary course of business;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days after notification to the Company thereof;

(12)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13)	Indebtedness of the Company or any of its Restricted Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or dispositions of assets and/or businesses permitted under the Indenture;

(14)	Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary of the Company, or Indebtedness secured by a Lien on an asset prior to the acquisition of such asset by the Company or a Restricted Subsidiary of the Company (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Company or a Restricted Subsidiary of the Company, or such asset was acquired by the Company or a Restricted Subsidiary of the Company); provided, however, that on the date that such Restricted Subsidiary or asset is acquired, the Company would have (a) been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) a Fixed Charge Coverage Ratio greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition, in each case after giving effect to the incurrence of such Indebtedness pursuant to this clause (14);

(15)	Indebtedness of the Company or any of its Restricted Subsidiaries incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or any Restricted Subsidiary of the Company of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, however, that on the date of such incurrence the Company would have (a) been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) a Fixed Charge Coverage Ratio greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition, in each case after giving effect to the incurrence of such Indebtedness pursuant to this clause (15);

(16)	the incurrence by Foreign Subsidiaries or Restricted Subsidiaries that are not Guarantors of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (16), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16); provided, that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (16) and then outstanding does not exceed the greater of (x) $75.0 million and (y) 2.0% of Consolidated Total Assets (in each case, or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and

(17)	Indebtedness consisting of obligations under any Permitted Bond Hedge Transaction;

(18)	Indebtedness represented by Capital Lease Obligations relating to the leasing of certain automobiles by the Company in the ordinary course of business;

(19)	the incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $62.5 million; and

(20)	to the extent constituting Indebtedness, deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Restricted Subsidiaries existing on the date of the Indenture or thereafter incurred in the ordinary course of business.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on January 2, 2014 will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes and the Note Guarantees;

(3)	an agreement or instrument relating to any Indebtedness permitted to be incurred since the date of the Indenture pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” if (a) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the date of the Indenture (as determined in good faith by the Company) or (b) the encumbrances and restrictions are not materially more disadvantageous to the holders of the notes than is customary in comparable financings at such time and will not materially affect the Company’s ability to make principal or interest payments on the notes (in each case, as determined in good faith by the Company);

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was incurred by such Foreign Subsidiary in compliance with the terms of the Indenture; and

(13)	customary non-assignment provisions contained in leases, sub-leases, contracts, licenses, sub-licenses or similar agreements, including with respect to intellectual property, and other agreements, in each case, entered into in a manner consistent with customary practice for a pharmaceuticals company.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either:

(a) the Company is the surviving entity; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is greater than such Fixed Charge Coverage Ratio immediately prior to giving effect to such transaction.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, incentive agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation and fees, reimbursement of expenses, and the provision of customary benefits or indemnities, to current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries who are not otherwise Affiliates of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(7)	transactions effected pursuant to agreements in effect on the date of the Indenture and any amendment, modification or replacement to such agreement (so long as such agreement as amended, modified or replaced is not disadvantageous to the holders of the notes in any material respect as compared to the applicable agreement as in effect on the date of the Indenture);

(8)	loans or advances to officers, directors and employees in the ordinary course of business not to exceed $25.0 million in the aggregate at any one time outstanding;

(9)	transactions with a Permitted Joint Venture in which Company or any Restricted Subsidiary holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable, taken as a whole, to the Company or the Restricted Subsidiary participating in such joint venture than they are to other joint venture partners; and

(10)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of the preceding paragraph.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Guarantors

If any Subsidiary of the Company that is not a Guarantor becomes a guarantor or obligor in respect of any Triggering Indebtedness, the Company shall within ten business days thereof cause such Subsidiary to (1) execute and deliver to the Trustee a supplemental indenture substantially in the form attached to the Indenture pursuant to which such Subsidiary will Guarantee the notes and a joinder to the registration rights agreement in the form attached thereto pursuant to which such Subsidiary will become party to the registration rights agreement and (2) deliver to the Trustee an opinion of counsel that such supplemental indenture and joinder have been duly authorized, executed and delivered and constitute legally valid and binding and enforceable obligations (subject to customary qualifications and exceptions).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of the notes and the Trustee within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries of the Company.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation under this covenant. All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such filings. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will make publicly available the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company will, for so long as any notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the notes, Beneficial Owners of the notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten business days after distribution of such financial information.

Furthermore, the Company agrees that, for so long as any notes remain outstanding, it will furnish to the holders of notes, Beneficial Owners of the notes and bona fide prospective investors, upon their request, the reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding any provision of the Indenture to the contrary, in the event that the Company fails to comply with its obligation to file or provide such information, documents and reports as required by this covenant, the Company will be deemed to have cured such Default with respect to the notes for purposes of clause (4) under “—Events of Default and Remedies” upon the filing or provision of all such information, documents and reports required by this covenant prior to the expiration of 60 days after written notice to the Company of such failure from the Trustee or the holders of at least 25% of the principal amount of the notes.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries (a) to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event,” “—Repurchase at the Option of Holders Asset Sales,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” , which failure remains uncured for 30 days, or (b) to comply with the provisions described under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the agreements in the Indenture (other than a failure that is the subject of clauses (1), (2) or (3) above);

(5)	default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), irrespective of whether such Indebtedness or Guarantee was created before or after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal and accrued and unpaid interest thereon at its final stated maturity prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its final stated maturity, which acceleration has not been rescinded or such Indebtedness has not been repaid in full within 20 days of such acceleration, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)	failure by the Company or any of its Significant Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	any Note Guarantee by a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor that is a Significant Subsidiary denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of any Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as set forth under the caption “—The Note Guarantees”; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for Certificated Notes in addition to or in place of uncertificated notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the notes or the Note Guarantees to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision thereof;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or to release a Guarantor from its Note Guarantee in accordance with the terms of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or transmitting of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of any Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee, or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, including any Note Guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided in this Description of the Notes.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at January 15, 2017 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through January 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services, accounts receivable, notes receivable or other assets in the ordinary course of business, any sale or other disposition of damaged, worn-out or obsolete assets and any conversion of accounts receivable to notes receivable;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	the licensing or sub-licensing of intellectual property or other general intangibles in a manner consistent with customary practice for a pharmaceuticals company;

(8)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(9)	foreclosures, condemnation, expropriation or any similar action on assets of the Company of any of its Restricted Subsidiaries;

(10)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(11)	the unwinding of any Hedging Obligations or the settlement or early termination of any Permitted Bond Hedge Transaction;

(12)	the abandonment of any intellectual property rights of the Company or any of its Restricted Subsidiaries, which in the reasonable good faith determination of the Company are not material to the conduct of business of the Company and its Restricted Subsidiaries taken as a whole;

(13)	a disposition in connection with a co-development agreement in a manner consistent with customary practice for a pharmaceutical company; and

(14)	the creation of a Permitted Lien (but not the sale or other disposition of the property subject to the Permitted Lien).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the date of the Indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Change of Control” means the occurrence of any of the following:

(1)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) becomes the Beneficial

Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(3)	the Company consolidates with, or merges with or into, any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and the holders of Voting Stock of the Company immediately prior to the transaction Beneficially Own a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (without duplication):

(1)	plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(2)	plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(3)	plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges recorded in respect of purchase accounting and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization, non-cash charges and other non-cash expenses were deducted in computing such Consolidated Net Income;

(4)	plus any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees), to the extent that such charges or expenses were deducted in computing such Consolidated Net Income;

(5)	plus any charges incurred in connection with the retirement or redemption of the Convertible Senior Notes to the extent that such charges were deducted in computing such Consolidated Net Income;

(6)	plus any charges incurred in connection with any Permitted Bond Hedge Transaction to the extent that such charges were deducted in computing such Consolidated Net Income;

(7)	plus to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Investment to the extent that such expenses were deducted in computing such Consolidated Net Income;

(8)	plus to the extent covered by insurance under which the applicable insurer has been properly notified and has not denied or contested coverage, expenses with respect to casualty or business interruption events to the extent that such expenses were deducted in computing such Consolidated Net Income;

(9)	plus non-cash losses from joint ventures and non-cash minority interest reductions to the extent that such losses were deducted in computing such Consolidated Net Income;

(10)	plus “milestone” or similar payments made in connection with a Permitted Investment, whether made before or after the date of the Indenture, to the extent that such payments were deducted in computing such Consolidated Net Income;

(11)	minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company (other than any Guarantor) will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	the Net Income of any Unrestricted Subsidiary will be excluded, except to the extent paid in cash to the Company or a Restricted Subsidiary in respect of such period (subject in the case of a Restricted Subsidiary that is not a Guarantor to the limitations set forth in clause (2) above);

(5)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, will be excluded;

(6)	write-offs, write-downs or impairment of goodwill or other intangible assets will be excluded;

(7)	any reasonable expenses or charges incurred in connection with the issuance and sale of any Equity Interests of the Company, Permitted Investments, acquisitions, recapitalizations, the incurrence of Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Merger will be excluded; and

(8)	the effects resulting from the application of (i) Accounting Standards Codification Nos. 805 or 820, as each may be amended or superseded from time to time, attributable to any mark-to-market valuation of contingent consideration payable in connection with the acquisition of products or businesses in each case used or useable in a Permitted Business or (ii) Accounting Standards Codification No. 815, as amended or superseded from time to time, in each case will be excluded.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of the Company and its Restricted Subsidiaries is internally available (determined after giving effect to any acquisitions or dispositions of assets since the date of such fiscal quarter end and on or prior to such date of determination), calculated on a consolidated basis in accordance with GAAP.

“Convertible Senior Notes” means the Company’s (1) 2.75% Convertible Senior Notes due May 15, 2015 and (2) 1.50% Convertible Senior Notes due March 15, 2019.

“Convertible Senior Notes Indentures” means, collectively, (1) the Indenture, dated June 3, 2010, between the Company and U.S. Bank National Association, governing the Company’s 2.75% Convertible Senior Notes due May 15, 2015 and (2) the Indenture, dated March 16, 2012, between the Company and U.S. Bank National Association, governing the Company’s 1.50% Convertible Senior Notes due March 15, 2019, in each case as in effect on the date of the Indenture.

“Credit Agreement” means the Credit Agreement, dated January 2, 2014, among the Company, the guarantors party thereto, Jefferies Finance LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and other agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder, and whether by the same or any other agent, lender, investor or group of lenders or investors).

“Credit Facilities” means one or more debt facilities, credit agreements (including, without limitation, the Credit Agreement), commercial paper facilities, indentures or other agreements entered into after the date of the Indenture, in each case with banks, lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other Indebtedness, in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, lender, purchaser, investor, trustee or agent or group thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, which sets forth the basis of such valuation, executed by the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, including the Convertible Senior Notes, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and will be calculated to give effect to any Pro Forma Cost Savings;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated gross cash interest expense of such Person and its Restricted Subsidiaries for such period;

(2)	the cash interest component of all payments associated with Capital Lease Obligations;

(3)	plus any cash interest paid on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(4)	plus the product of (a) all cash dividends on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

(5)	minus interest income actually received in cash for such period;

provided, however, that (i) fees and expenses associated with the issuance of the notes offered hereby, the Merger and borrowings under the Credit Agreement, (ii) agency and commitment fees paid in respect of any credit facility, (iii) costs associated with obtaining Hedging Obligations and (iv) fees and expenses associated with any Permitted Investment or issuance of equity or Indebtedness (whether or not consummated) shall in each case not be deemed to constitute consolidated interest expense.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not formed under the laws of the United States or any State of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of the Company’s Subsidiaries that executes the Indenture or a supplemental indenture pursuant to which such Subsidiary guarantees the notes in accordance with the covenant set forth under the caption “—Additional Guarantors,” and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to manage interest rates or interest rate risk; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency values or exchange rates or commodity prices; provided, that for the avoidance of doubt, no Permitted Bond Hedge Transaction will constitute a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s, BBB- or better by S&P and an equivalent rating by a Substitute Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger of Willow Acquisition Sub Corporation with and into Santarus Inc. in accordance with the Merger Agreement, with Santarus Inc., as the surviving corporation of such merger, becoming an indirect Subsidiary of the Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 7, 2013 (together with the annexes, schedules, exhibits and attachments thereto), among the Company, Salix Pharmaceuticals, Inc., Willow Acquisition Sub Corporation and Santarus Inc.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary, unusual or nonrecurring gain, loss, expense or charge (including, without limitation, severance, relocation, transition, integration and other restructuring costs and litigation settlements or losses), together with any related provision for taxes on such extraordinary gain, loss, expense or charge.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any portion of the purchase price placed in escrow; provided that upon termination of any such escrow, the Net Proceeds will be increased by any portion of funds in escrow that are released to the Company or any of its Restricted Subsidiaries.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transactions” means any call option or capped call option (or substantially equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with (1) the issuance of the Convertible Senior Notes and any call option or capped call option (or substantially equivalent derivative transaction) replacing or refinancing the foregoing and (2) any convertible or exchangeable debt securities of the Company issued since the date of the Indenture; provided that, in each case, such option or other derivative is entered into to hedge the Company’s exposure with respect to the Convertible Senior Notes or such other debt securities and not for speculative purposes.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the date of the Indenture as described in the offering memorandum relating to the old notes, dated December 12, 2013, and businesses that are reasonably similar, ancillary or related to, or that are a reasonable extension, development or expansion of, any such businesses.

“Permitted Investments” means:

(1)	any Investment in the Company or a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations and Permitted Bond Hedge Transactions;

(8)	loans or advances, and guarantees of such loans and advances, to directors, officers and employees of the Company and its Restricted Subsidiaries (a) for bona fide business purposes and (b) to purchase Equity Interests of the Company not in excess of $10.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	(a) Investments consisting of the purchase price paid for and reasonable transaction costs related to acquisitions by the Company or any Restricted Subsidiary of all or substantially all of the assets or Capital Stock of a Person engaged in a Permitted Business; (b) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or consolidates or merges with the Company or any of its Restricted Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger and (c) Investments consisting of any acquisition of, or licenses for, products or assets used or useful in a Permitted Business;

(11)	Investments consisting of co-development agreements or consisting of the licensing or contribution of intellectual property, new drug applications or similar assets pursuant to development, marketing or manufacturing agreements, alliances or arrangements or similar agreements or arrangements with other Persons, in each case in a manner consistent with customary practice for a pharmaceuticals company;

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in a manner consistent with customary practice for a pharmaceuticals company;

(13)	any customary upfront, milestone, marketing or other funding payment in a manner consistent with customary practice for a pharmaceuticals company to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(14)	Investments resulting from pledges or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(15)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on such date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment in existence on such date or (b) as otherwise permitted under the Indenture;

(16)	Investments in the ordinary course of business consisting of prepaid expenses, negotiable instruments held for collection and lease, utility worker’s compensation and performance and other similar deposits provided to third parties;

(17)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(18)	Investments in Permitted Joint Ventures; provided that at the time any such Investment is made pursuant to this clause (18), the aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of such Investment, when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, does not to exceed the greater of (x) $75.0 million and (y) 2.0% of Consolidated Total Assets; provided, however, that if any Investment pursuant to this clause (18) is made in any Permitted Joint Venture that is not a Restricted Subsidiary at the time of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for as long as such Person continues to be a Restricted Subsidiary; and

(19)	other Investments in any Person; provided that at the time any such Investment is made pursuant to this clause (19), the aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of such Investment, when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, does not to exceed the greater of (x) $150.0 million and (y) 3.5% of Consolidated Total Assets.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) under the governing documents of the joint venture or an agreement with the other parties to the joint venture, the Company or a Restricted Subsidiary is entitled to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” means:

(1)	Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were incurred pursuant to clause (1) of the definition of Permitted Debt;

(2)	Liens in favor of the Company or any of the Guarantors;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) or clause (18) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness (and improvements or accessions thereto and proceeds thereof);

(7)	Liens existing on the date of the Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as Liens in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, in each case, incurred in the ordinary course of business;

(10)	Liens securing Hedging Obligations;

(11)	survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(12)	Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(15)	Liens incurred to secure cash management and similar services in the ordinary course of business;

(16)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review or appeal of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(17)	Liens imposed pursuant to licenses, sublicenses, leases and subleases that do not materially interfere with the ordinary conduct of the Company or any of its Restricted Subsidiaries;

(18)	customary restrictions on, or options, contracts or other agreements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by the Indenture;

(19)	Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings;

(20)	Liens arising from Uniform Commercial Code financing statements regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(21)	Liens to secure Indebtedness permitted to be incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that after giving pro forma effect to such incurrence, the Secured Leverage Ratio would be no greater than 2.5 to 1.0;

(22)	Liens on assets of Foreign Subsidiaries or Restricted Subsidiaries that are not Guarantors securing Indebtedness incurred by such Foreign Subsidiary or Restricted Subsidiary that is not a Guarantor pursuant to clause (16) of the definition of Permitted Debt;

(23)	Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations incurred pursuant to clause (19) of the definition of Permitted Debt; and

(24)	Liens on assets of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $25.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof; (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may classify or reclassify such item of Permitted Liens (or any portion thereof) in a manner that complies with the definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above classes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Indebtedness of the Company or a Guarantor, such Permitted Refinancing Indebtedness is also incurred by the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or operating synergies with respect to an acquisition, including pursuant to a merger or consolidation, that are reasonably identifiable, factually supportable, reasonably attributable to the action specified and reasonably anticipated to result from such actions; provided that the relevant actions have been taken or initiated and the benefits resulting therefrom are anticipated to be realized within 12 months of the date of such acquisition, as if all such reductions in costs and other operating improvements or operating synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be calculated in good faith by a responsible financial or accounting officer of the Company.

“Rating Agencies” means Moody’s and S&P and, if Moody’s or S&P shall cease to rate the notes for reasons outside the control of the Company, a Substitute Rating Agency.

“Rating Event” means the rating on the notes is lowered by both of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Santarus, Inc.” means Santarus, Inc., a Delaware corporation.

“S&P” means Standard & Poor’s Ratings Group, or any successor to the rating agency business thereof.

“Secured Indebtedness” means Indebtedness that is secured by a Lien on assets of the Company or its Restricted Subsidiaries.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) consolidated Secured Indebtedness of the Company and its Restricted Subsidiaries on such date of determination to (2) Consolidated Cash Flow of the Company for the most recent four consecutive fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, in each case with pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Senior Indebtedness” means Indebtedness that is not contractually subordinated to the notes and the Note Guarantees, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness that is contractually subordinated in right of payment to the notes or to any of the Note Guarantees, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Substitute Rating Agency” means a security rating agency selected by the Company other than Moody’s or S&P that is nationally recognized in the United States.

“Triggering Indebtedness” means (1) the Credit Agreement, (2) the Convertible Senior Notes and (3) any other Indebtedness of the Company or any Restricted Subsidiary of the Company represented by bonds, debentures, notes or other securities, in each case that has an aggregate principal amount or committed amount of at least $50.0 million; provided that, in no case shall Triggering Indebtedness include Indebtedness incurred by a Foreign Subsidiary that does not directly or indirectly Guarantee, become an obligor under, or otherwise provide direct credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries that is not a Foreign Subsidiary.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2017; provided, however, that if the period from the redemption date to January 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Global Notes

The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“direct participants”) or persons who hold interests through direct participants. Under procedures established by DTC, we expect that:

•	upon deposit of each global note with the Trustee, DTC will credit portions of the principal amount of the global note to the accounts of direct participants who hold interests in such global note (whether for their own account or, directly or indirectly, on behalf of beneficial owners of the new notes); and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of direct participants) and the records of direct participants (with respect to indirect participants and owners of beneficial interests in the global note).

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the applicable form provided in the Indenture) to the effect that such transfer will comply with any transfer restrictions applicable to such global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its direct participants and to facilitate the clearance and settlement of securities transactions between its direct participants through electronic book-entry changes to the accounts of such participants. Direct participants include securities brokers and dealers, including the initial purchasers of the old notes, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not direct participants may beneficially own securities held by or on behalf of DTC only through direct participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive certificated notes; and

•	will not be considered the owners or holders of the notes under the Indenture for any purposes, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a direct participant or an indirect participant in DTC, on the procedures of the direct participant through which the investor owns its interest).

Payments of principal, premium if any, and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by direct participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those direct participants or indirect participants.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the exchange offer that may be relevant to you. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, and administrative rulings and judicial decisions as of the date of this prospectus. These authorities are subject to differing interpretations and may be changed, possibly with retroactive effect, resulting in U.S. federal income tax consequences that are different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (the “IRS”), or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary assumes that the old notes and the new notes are or will be held as capital assets within the meaning of Section 1221 of the Code.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are subject to special tax rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks, insurance companies or other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	regulated investment companies;

•	holders subject to the alternative minimum tax;

•	persons holding notes as part of a straddle transaction, hedging transaction, conversion transaction or other risk reduction transaction; or

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

For purposes of this summary, a “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax law purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Exchange of Old Notes for New Notes

The exchange by any holder of an old note for a new note under the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. The new notes will be substantially identical in kind and extent to the old notes and, as a result, your exchange of old notes for new notes will not constitute a taxable disposition of the old notes for U.S. federal income tax purposes. As a result, you will not recognize taxable income, gain or loss on such exchange, your holding period for the new notes will generally include the holding period for the old notes so exchanged, and your adjusted tax basis in the new notes will generally be the same as your adjusted tax basis in the old notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities must agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of those new notes. We have agreed that a broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired old notes as a result of market-making activities or other trading activities.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes, and we will not receive any proceeds from the issuance of the new notes pursuant to the terms of the exchange offer, or from the subsequent sale of the new notes by any holder thereof. Broker-dealers eligible to participate in the exchange offer may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the OTC market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging it acquired the old notes as a result of market-making activities or other trading activities and by agreeing that it will deliver and by delivering a prospectus that meets the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than transfer taxes and discounts or commissions, if any, of brokers or dealers participating in the distribution of new notes. We will also indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including any liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the new notes and the related guarantees will be passed upon for us by Covington & Burling LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Salix Pharmaceuticals, Ltd. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in our Current Report on Form 8-K dated May 30, 2014 (including the schedule appearing therein) and the effectiveness of our internal control over financial reporting as of December 31, 2013, appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Santarus, Inc. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K dated May 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Salix, Santarus and OTI

Delaware General Corporation Law (“DGCL”)

Salix, Santarus and OTI are incorporated under the laws of Delaware. Section 145 of the DGCL gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Salix—Certificate of Incorporation, Bylaws and Indemnification Agreements

Salix’s certificate of incorporation, as amended, provides for the elimination of director liability, indemnification of officers and directors, and advancement of expenses to the fullest extent permissible under the DGCL. Its bylaws, as amended, also provide for the indemnification of officers and directors and advancement of expenses to the fullest extent permissible under the DGCL.

Salix has also entered into indemnification agreements with all of its directors and executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreements also obligate Salix to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse Salix for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

Santarus—Certificate of Incorporation and Indemnification Agreements

The certificate of incorporation of Santarus, as amended, provides for the elimination of director liability and the indemnification of officers and directors to the fullest extent permissible under the DGCL. It further obligates Santarus to advance expenses incurred by a current or former officer or director of Santarus in defending or investigating any proceeding, prior to the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of such person to repay that amount if it is ultimately determined that such person is not entitled to indemnification.

Prior to our acquisition of Santarus, Santarus had entered into indemnification agreements with the persons then serving as its directors and executive officers. Each agreement contains a provision stating that it will terminate on the later of (i) ten years after the officer or director has ceased to serve as an officer or director of Santarus or in a similar position in another entity at which such person has served at the request of Santarus, or (ii) one year after the final termination of any proceeding (including any rights of appeal) then pending in respect of which such person has rights to indemnification or advancement of expenses and of any related proceeding in which such person is seeking to enforce these rights. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreements also obligate Santarus to promptly advance all reasonable expenses incurred in connection with any proceeding, upon receipt of an undertaking by or on behalf of the relevant officer or director to repay that amount if it is ultimately determined that such person is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

OTI—Certificate of Incorporation

The certificate of incorporation of OTI, as amended, provides for the elimination of director liability to the fullest extent permissible under the DGCL. Additionally, it generally provides for the indemnification of officers and directors and the advancement of expenses to the fullest extent permissible under the DGCL except (i) with respect to indemnification of officers and directors, OTI shall only be required to indemnify an officer or director who commenced a proceeding if the board of directors of OTI approved the commencement of the proceeding by such officer or director, and (ii) with respect to the advancement of expenses, OTI shall not be required to advance expenses to an officer or director in a proceeding brought by OTI and approved by a majority of the members of the board of directors if the proceeding alleges willful misappropriation of corporate assets or disclosure of confidential information violating a fiduciary or contractual obligation by the officer or director or any other willful and deliberate breach in bad faith of such officer’s or director’s duty to OTI or its stockholders.

Salix Inc.

California Corporations Code (the “California Code”)

Salix Inc. is organized under the laws of California. Section 317 of the California Code authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

Salix Inc.—Certificate of Incorporation and Bylaws

The certificate of incorporation of Salix Inc. provides for the elimination of director liability and the indemnification of officers and directors to the fullest extent permissible under the California Code. The bylaws of Salix Inc. provide that Salix Inc. shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, as defined in section 317(a) of the California Code, arising by reason of the fact that such person is or was its agent. The bylaws further provide that Salix Inc. shall advance expenses incurred in defending any proceeding for which indemnification is required under its bylaws, prior to the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of the relevant officer or director to repay that amount if it is ultimately determined that such person is not entitled to indemnification.

Insurance

Salix maintains management liability insurance coverage, which provides certain coverage for claims asserted against Salix’s officers and directors and for certain claims asserted directly against Salix and its subsidiaries, including Santarus, OTI and Salix Inc. The coverage for Salix encompasses Salix’s indemnification of its officers and directors, and the officers and directors also have coverage in the event they are not indemnified by Salix. The management liability coverage includes both liability and expenses.

The coverage is triggered by a claim that is made against a director or by reason of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act actually or allegedly caused, committed or attempted by such director or officer while acting in his or her capacity as such, or claimed against such director or officer solely by reason of his or her status as a director or officer. The policy contains certain exclusions, including without limitation (i) deliberately criminal or deliberately fraudulent acts (ii) personal profit enrichment and (iii) claims brought by or on behalf of the corporation (other than a derivative action brought by independent persons).

*        *        *         *

The above discussion of our and our guarantors’ certificates of incorporation, bylaws, indemnification agreements and insurance arrangements, where applicable, as well as the DGCL and the California Code is not intended to be exhaustive and is qualified in its entirety by reference to such certificates of incorporation, bylaws, indemnification agreements, insurance arrangements and statutes.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description	Incorporated by Reference to Exhibit No.	File Number
4.1	Indenture dated as of December 27, 2013 among Salix Pharmaceuticals, Ltd., the guarantors from time to time party thereto, and U.S. Bank National Association, as Trustee	4.1 to Form 8-K filed on December 27, 2013	000-23265

4.2	Supplemental Indenture, dated as of January 2, 2014 among Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., Oceana Therapeutics, Inc., Santarus, Inc. and U.S. Bank National Association, as Trustee	4.1 to Form 8-K filed on January 2, 2014	000-23265

4.3	Registration Rights Agreement dated as of December 27, 2013 between Salix Pharmaceuticals, Ltd., and Jefferies LLC, as representative of the Initial Purchasers	4.4 to Form 8-K filed on December 27, 2013	000-23265

5.1	Opinion of Covington & Burling LLP	*

12.1	Computation of Ratio of Earnings to Fixed Charges	*

21.1	Subsidiaries of Salix Pharmaceuticals, Ltd.	21.1 to Form 10-K filed on February 28, 2014	000-23265

23.1	Consent of Independent Registered Public Accounting Firm	*

23.2	Consent of Independent Registered Public Accounting Firm	*

23.3	Consent of Covington & Burling LLP	(contained in Exhibit 5.1)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 6.00% Senior Notes due 2021	*

99.1	Form of Letter of Transmittal	*

99.2	Form of Letter to Registered Holders, Direct Participants in DTC, and Other Nominees	*

99.3	Form of Letter to Clients	*

*	Filed herewith.

(b) Financial Statement Schedules. All financial statement schedules have been omitted because they are not applicable or the required information is presented in the consolidated financial statements or notes thereto.

Item 22.	Undertakings

(a) Each of the undersigned Registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Each of the undersigned Registrants hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, in the State of North Carolina on May 30, 2014.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name: Carolyn J. Logan
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carolyn J. Logan Carolyn J. Logan	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 30, 2014

/s/ Adam C. Derbyshire Adam C. Derbyshire	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial Officer, Principal Accounting Officer)	May 30, 2014

/s/ Thomas W. D’Alonzo Thomas W. D’Alonzo	Chairman of the Board	May 30, 2014

/s/ John F. Chappell John F. Chappell	Director	May 30, 2014

/s/ William P. Keane William P. Keane	Director	May 30, 2014

/s/ Mark A. Sirgo Mark A. Sirgo	Director	May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, in the State of North Carolina on May 30, 2014.

SALIX PHARMACEUTICALS, INC. OCEANA THERAPEUTICS, INC.

By:	/s/ Carolyn J. Logan
Name: Carolyn J. Logan
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carolyn J. Logan Carolyn J. Logan	President, Chief Executive Officer, and Director, Salix Pharmaceuticals, Inc. and Oceana Therapeutics, Inc. (Chief Executive Officer)	May 30, 2014

/s/ Adam C. Derbyshire Adam C. Derbyshire	Executive Vice President, Finance and Administration, Chief Executive Officer, and Director, Salix Pharmaceuticals, Inc. and Oceana Therapeutics, Inc. (Chief Financial Officer)	May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, in the State of North Carolina on May 30, 2014.

SANTARUS, INC.

By:	/s/ Timothy J. Creech
Name: Timothy J. Creech
Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Creech Timothy Creech	President and Director, Santarus, Inc. (Chief Executive Officer)	May 30, 2014

/s/ William Bertrand William Bertrand	Secretary and Director, Santarus, Inc.	May 30, 2014

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description
5.1	Opinion of Covington & Burling LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Covington & Burling LLP	(contained in Exhibit 5.1)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 6.00% Senior Notes due 2021

99.1	Form of Letter of Transmittal

99.2	Form of Letter to Registered Holders, Direct Participants in DTC, and Other Nominees

99.3	Form of Letter to Clients